UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.        )

Filed by the Registrant [  X  ]

Filed by a Party other than the Registrant [       ]

Check the appropriate box:

[       ] Preliminary Proxy Statement
[       ] Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[  X  ] Definitive Proxy Statement
[       ] Definitive Additional Materials
[       ] Soliciting Material Pursuant to Section 240.14a-12

Central Vermont Public Service Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box): [ X ] No fee required. [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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[       ] Fee paid previously with preliminary materials.

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           the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, of the Form or Schedule and the date of its filing.

1) Amount Previously Paid:
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4) Date Filed:

ROBERT H. YOUNG
PRESIDENT AND
CHIEF EXECUTIVE OFFICER

March 30, 2007

Dear Stockholders:

It is my pleasure to invite you to attend the Annual Meeting of Stockholders of Central Vermont Public Service Corporation at 10:00 a.m. on Tuesday, May 1, 2007 at the Paramount Theatre, 30-36 Center Street, Rutland, Vermont. Stockholders will be admitted beginning at 9:00 a.m. For your reference, a map of the area is provided on the back cover of this Proxy Statement.

Whether or not you plan to attend, we encourage you to vote your shares using one of the following methods: (1) vote through the Internet at the Website shown on the proxy card; (2) vote by telephone using the toll-free telephone number shown on the proxy card; or (3) mark, date, sign, and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose.

We are pleased to offer a live audio only Webcast of our Annual Meeting. If you choose to listen to the audio Webcast, you may do so at the time of the meeting through a live link at www.cvps.com. Information regarding the audio Webcast, other than the Proxy Statement and form of proxy, is not part of the proxy solicitation materials.

If your shares are held in the name of a bank, trust, broker or other nominee and you plan to attend the Annual Meeting, please bring proof of share ownership. No matter how many shares you own, your vote is important. Please vote promptly to ensure your vote is represented at the Annual Meeting.

Thank you for your support of Central Vermont.

Sincerely,

ROBERT H. YOUNG
President and
Chief Executive Officer

TABLE OF CONTENTS

Notice of Meeting

Proxy Statement	1
2008 Annual Meeting - Stockholder Communications/Proposals	3
Item 1 - Election of Directors	3
Item 2 - Ratification of Independent Registered Public Accountants	5
Independent Registered Public Accounting Firm	5
Section 16(a) Beneficial Ownership Reporting Compliance	5
Security Ownership of Certain Beneficial Owners and Management	6
Compensation Committee Interlocks and Insider Participation	8
Corporate Governance Matters	8
Corporate Governance Documents	9
Board Independence	10
Certain Relationships and Related Transactions	12
Board and Committee Information	12
Audit Committee Matters	16
Audit Committee Report	16
Services Performed by the Independent Registered Public Accountants	17
Independent Registered Public Accountant Fees	18
Directors' Compensation	19
Directors' Compensation Table	21
Compensation Discussion and Analysis	24
Report of the Compensation Committee on Executive Compensation	35
Summary Compensation Table	36
Grants of Plan-Based Awards During 2006	39
Outstanding Equity Awards at Fiscal Year-End 2006	41
Option Exercises and Stock Vested at Fiscal Year-End 2006	43
Pension Benefits	44
Nonqualified Defined Contribution and Other Deferred Compensation Plans	44
Potential Payments Upon Termination or Change-In-Control	45
Audit Committee Charter - Schedule A	48
Directions to the Annual Meeting Site	Back Page
CENTRAL VERMONT PUBLIC SERVICE CORPORATION 77 Grove Street Rutland, Vermont 05701 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
DATE: TIME: PLACE:	Tuesday, May 1, 2007 10:00 a.m., local time Paramount Theatre 30-36 Center Street Rutland, VT 05701
ITEMS OF BUSINESS:
  To elect three directors for a term of three years;
  To ratify the appointment of Deloitte & Touche LLP as independent registered public accountants to audit Central Vermont Public Service Corporation's ("Central Vermont" or the "Company") financial statements for the fiscal year ending December 31, 2007; and
  To act upon any matters incidental to or in furtherance of the foregoing and upon any matters which may properly come before the meeting or at any adjournments thereof.

RECORD DATE:	Holders of Central Vermont's Common Stock of record at the close of business on February 23, 2007 are entitled to vote at the meeting and any adjournment thereof.
ANNUAL REPORT:	Central Vermont's 2006 Annual Report, which is NOT a part of the proxy soliciting materials, accompanies the proxy statement.
PROXY VOTING:

It is important that your shares be represented and voted at the meeting. You may vote your shares by completing and returning the proxy card sent to you. Most owners may also vote their shares over the Internet or by telephone as described on the enclosed proxy card. You may revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the accompanying proxy statement.

Rutland, Vermont March 30, 2007	By Order of the Board of Directors Dale A. Rocheleau Senior Vice President for Legal and Public Affairs, and Corporate Secretary

CENTRAL VERMONT PUBLIC SERVICE CORPORATION
77 Grove Street
Rutland, Vermont 05701

March 30, 2007

PROXY STATEMENT

               The Board of Directors (the "Board") of Central Vermont Public Service Corporation ("Central Vermont" which may be referred to as we, us, our, or the Company) is soliciting your proxy for the Annual Meeting of Stockholders to be held at the Paramount Theatre, 30-36 Center Street, Rutland, Vermont at 10:00 a.m. on Tuesday, May 1, 2007, and at any adjournments thereof (the "Annual Meeting").

               Proxies in the accompanying form, unless previously revoked, will be voted as directed by the stockholders giving such proxy. If no direction is given, proxies will be voted FOR the election, as Directors, of the three nominees listed on the proxy, FOR the ratification of independent registered public accountants, and at the discretion of the Proxyholder(s) upon any matters incidental to or in furtherance of the foregoing and upon any matters which may properly come before the Annual Meeting or at any adjournments thereof.

Cost of Proxy Solicitation

               We will bear the cost of solicitation. Officers or other employees or representatives of the Company may solicit proxies on behalf of the Company in person, by telephone, by facsimile, or other electronic means. These individuals will receive no additional compensation for these solicitation services. In addition, we have engaged Morrow & Co. to assist in the solicitation of proxies. The estimated fee for such services is $5,500 plus reimbursement of reasonable out-of-pocket expenses.

               In accordance with regulations of the Securities and Exchange Commission ("SEC") and the New York Stock Exchange ("NYSE"), we will reimburse banks, brokers and other similar agents or fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of Common Stock as of the record date.

               A copy of the Annual Report of Central Vermont containing its audited financial statements for year 2006 accompanies this Proxy Statement. The Annual Report is not part of this Proxy Statement.

               This Proxy Statement and form of Proxy were first sent to stockholders on or about the date of this Proxy Statement.

VOTING PROCEDURES

Methods of Voting

               All stockholders of record may vote by mail, telephone, or via the Internet. Stockholders who hold their shares through a bank or broker can vote by telephone or via the Internet if the bank or broker offers these options. Please see your proxy card for specific voting instructions.

               If your shares are registered in the name of a broker, trust, bank or other nominee, you will need to bring a legal proxy or a letter from that broker, trust, bank or other nominee that confirms that you are the beneficial owner of those shares.

Employee Savings and Investment Plan Participants

               If you are a participant in the Central Vermont Public Service Corporation Employee Savings and Investment Plan ("401(k) Plan"), a proxy card has been provided to allow you to direct the trustee of the 401(k) Plan as to how to vote any shares attributable to your individual account under the 401(k) Plan. The trustee will vote shares as directed by participants in the 401(k) Plan.

Revoking a Proxy

               Any proxy may be revoked by written notice delivered to the Corporate Secretary, by voting again by telephone or over the Internet, or by a duly executed proxy bearing a later date delivered to the Corporate Secretary at any time before it is exercised, or by attending the Annual Meeting and voting in person. The execution of a proxy will not affect a stockholder's right to attend the Annual Meeting and vote in person, and attendance at the Annual Meeting will not, by itself, revoke a Proxy.

Vote Required

               In accordance with SEC rules, boxes and a blank space are provided on the proxy card for stockholders to designate whether they wish to vote "FOR" or to "WITHHOLD AUTHORITY" to vote for one or more of the nominees for Director. In order for action to be taken on a matter, a quorum must exist as to that matter, which is defined for this purpose as a majority of the votes entitled to be cast in person or by proxy on the matter. A plurality of the votes cast by the shares entitled to vote in the election is required for the election of Directors. Neither broker nonvotes (as explained below) nor votes to "WITHHOLD AUTHORITY" are counted for purposes of the election of Directors.

Broker Nonvotes and Abstentions

               If your shares are held by a broker, the broker will ask you how you want your shares to be voted. If you give the broker instructions, your shares will be voted as you direct. If you do not give instructions, one of two things can happen, depending on the type of proposal. For the election of directors and the ratification of auditors, the broker may vote your shares in its discretion. For all other proposals, the broker may not vote your shares at all. This is called a "broker nonvote."

               Abstentions and broker nonvotes are counted in determining whether a quorum has been reached on a particular matter. If a quorum exists, then with respect to any action to be taken on a matter, other than the election of Directors, that matter would be approved if the votes cast favoring the action exceed the votes cast opposing the action. In this respect, neither broker nonvotes nor abstentions on such proposals will affect the determination of whether such proposals will be approved.

Stockholders Entitled to Vote

               The Board has fixed February 23, 2007, as the record date for determination of stockholders entitled to notice of and to vote at the meeting. On that date there were 10,132,826 shares of Common Stock, $6 Par Value, issued and outstanding. Each share of Common Stock is entitled to one vote.

OTHER MATTERS

               The only business to be presented at the meeting, by any persons, of which the Company is aware is that which is specified in the Notice of Meeting, and any action in connection with or for the purpose of effecting the same. If any other matters properly and legally come before the meeting, the persons named as Proxies will vote upon them in accordance with their best judgment. The Proxies have no knowledge of any such other matters which may be so presented for action at the meeting.

Electronic Access of Documents

               This document is available on our Website at www.cvps.com/shareholder.shtml. The Company's Website at www.cvps.com/ethics.shtml contains the following documents: Charters of the Audit, Compensation, and Corporate Governance Committees; Corporate Governance Guidelines; Director Selection Search Protocol; and, Corporate Ethics and Conflict of Interest Policy which includes an anonymous complaint process relating to accounting, internal accounting controls, or auditing matters.

               We will provide any stockholder with a copy of the referenced documents without charge, upon written request to the Assistant Corporate Secretary at 77 Grove Street, Rutland, Vermont 05701.

2008 ANNUAL MEETING - STOCKHOLDER COMMUNICATIONS/PROPOSALS

               The Corporate Secretary must receive stockholder proposals no later than December 1, 2007 to be considered for inclusion in Central Vermont's 2008 proxy materials. Additionally, the Company's advance notice By-law provisions require that any stockholder proposal to be presented from the floor of the 2008 Annual Meeting must be received by the Corporate Secretary, at the Company's principal executive offices, no later than January 30, 2008 and not before December 31, 2007. Also, such proposal must be, under law, an appropriate subject for stockholder action in order to be brought before the meeting.

               Stockholders who are not presenting a proposal for inclusion in the proxy statement, but who wish to communicate directly with non-management Directors, may direct written communications to the address listed in the section entitled "Stockholder Communication to the Board" on page 10.

ITEM 1 - ELECTION OF DIRECTORS

               Our Articles of Incorporation and By-laws provide for the division of the Board into three classes as nearly equal in number as possible, having staggered terms of office. In accordance with our By-laws, the Board has fixed at ten (10) the number of Directors for the year 2007-2008, effective as of the Annual Meeting. Mr. Bertrand will retire as of the Annual Meeting.

               Following the recommendation of the Corporate Governance Committee, our Board has nominated Bruce M. Lisman, Janice L. Scites, and William J. Stenger for election at this Annual Meeting to serve as Directors for a three-year term. All of the nominees have previously been elected by Central Vermont's Stockholders.

               Unless otherwise instructed, the persons named as proxies will vote all proxies received FOR the election of the three nominees as indicated in the table below. Each of the nominees has consented to serve as a Director if elected. If prior to the Annual Meeting any nominee should become unable to serve, the shares represented by properly signed and returned proxy cards or voted by telephone or Internet will be voted for such other person(s) as the present Board shall determine or the Board may determine to leave the vacancy temporarily unfilled.

               Certain information, including age, principal occupation, public company directorships, and business experience during the past five years, regarding the Directors and nominees for Director is set forth below. Unless otherwise indicated, the principal occupation of the Directors or nominees for Director has been the same for the past five years.

Director Since
Nominees whose terms will expire in year 2010:
Bruce M. Lisman (59) Senior Managing Director, The Bear Stearns Companies Inc., since 1984. Mr. Lisman also serves as a Director of National Life Group; Merchants Bancshares; and, Bear Stearns and Company, Inc.	2004
Janice L. Scites (56) President, Scites Associates, Inc. (a technology and business consulting firm) since January 2001. Ms. Scites also serves as a Director of The Home Service Store, Inc., an affiliate of Central Vermont's wholly owned subsidiary, Eversant Corporation.	1998
William J. Stenger (58) President and Chief Operating Officer of Jay Peak Ski and Summer Resort since April 1985.	2006
Directors whose terms will expire in year 2008:
Janice B. Case (54) Former Senior Vice President, Energy Solutions, Florida Power Corporation from June 1996 to December 2000. Mrs. Case also serves as a Director of Transamerica Income Shares, Inc. and as a Trustee of Transamerica IDEX Mutual Fund and AEGON/Transamerica Series Trust.	2002
Douglas J. Wacek (55) President and Chief Executive Officer, Union Mutual of Vermont Companies since May 2001.	2006

Robert H. Young (59) President and Chief Executive Officer of the Company since 1995. Mr. Young serves as Chair, President, and Chief Executive Officer of Connecticut Valley Electric Company Inc., CVPS - East Barnet Hydroelectric, Inc., Catamount Resources Corporation, Custom Investment Corporation, and Eversant Corporation, Central Vermont subsidiaries. Mr. Young also serves as Chair of Vermont Yankee Nuclear Power Corporation and The Home Service Store, Inc., an affiliate of Central Vermont's wholly owned subsidiary, Eversant Corporation, and as a Director of Vermont Electric Power Company, Inc. and Vermont Electric Transmission Company, Inc., Central Vermont affiliates. He also serves as a Director of The Chittenden Bank.

1995
Directors whose terms will expire in year 2009:
Robert L. Barnett (66) Retired Executive Vice President, Motorola, Inc. (communications equipment) from January 2003 to December 2004; Executive Vice President and President, Commercial, Government, and Industrial Solutions Sector (formerly Land Mobile Products Sector) Motorola from 1995 to December 2002. Mr. Barnett also serves as a Director of Johnson Controls, Inc. and USG Corporation. In June 2001, USG Corporation commenced Chapter 11 proceedings to confirm a plan of reorganization of that company and exited bankruptcy in 2006.	1996
Robert G. Clarke (56) Chancellor, Vermont State Colleges since June 2000. Mr. Clarke also serves as Chair of Vermont Electric Power Company, Inc. and Vermont Electric Transmission Company, Central Vermont affiliates. He also serves as a Director of TD Banknorth, N.A. and TD Banknorth Group, Inc.	1997
Mary Alice McKenzie (49) Of Counsel, Paul Frank & Collins, PC since December 2005; Vice President and General Counsel, Vermont State Colleges, from August 2001 to December 2005. Ms. McKenzie also serves as a Director of Vermont Electric Power Company, Inc., a Central Vermont affiliate.	1992
William R. Sayre (56) President of Duncan Hermanson Corporation, a real estate investment company since January 1989.	2006

Vote Required

               The election of a director requires the affirmative vote of a plurality (nominees receiving the greatest number of votes will be elected at a meeting at which a quorum is present) of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present.

               The Board recommends that you vote "FOR" Item 1 relating to the election of directors.

ITEM 2 - RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

               The Audit Committee, which is comprised entirely of independent directors, is recommending approval of its appointment of Deloitte & Touche LLP ("D&T") as the independent registered public accounting firm for Central Vermont to audit its consolidated financial statement for 2007 and to perform audit-related services, including review of our quarterly interim financial information and periodic reports and registration statements filed with the SEC and consultation in connection with various accounting and financial reporting matters. If the stockholders do not approve, the Audit Committee will take such determination into account in its future selection of independent registered public accountants.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

               On February 25, 2007 the Audit Committee made a determination to engage D&T to serve as the Company's independent registered public accountants for the 2007 calendar year.

               The firm of D&T, an independent registered public accounting firm, has audited the consolidated financial statements of the Company for 2006. They have served as the Company's independent registered public accountants since July 22, 2002. Representatives of D&T are expected to be present at the Annual Meeting, to be available to respond to appropriate questions, and to have the opportunity to make a statement if they so desire.

               The Board recommends that you vote "FOR" Item 2 relating to the ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for Central Vermont for the fiscal year ending 2007.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

               Based solely on a review of the copies of such reports prepared and filed with the SEC during 2006 by the executive officers and Directors, and on written representations that no other reports were required, the Company believes its Directors and executive officers have complied with all Section 16(a) filing requirements.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Management

               The following table sets forth the number of shares of Common Stock beneficially owned by:

    each Director;
    each nominee for Director;
    each of the named executive officers in the Summary Compensation Table; and
    all the Directors, nominees for Director, and executive officers as a group as of January 31, 2007.

Name	Total Number of Shares Beneficially Owned (1)	Number of Shares Owned (2) (3)		Stock Options Granted		Percent of Class
Robert L. Barnett	27,238	17,588		9,650		(1)
Frederic H. Bertrand *	23,488	13,838	(4)	9,650		(1)
Rhonda L. Brooks *	12,008	12,008		0		(1)
Janice B. Case	14,602	4,952		9,650		(1)
Robert G. Clarke	17,981	10,656	(5)	7,325		(1)
Timothy S. Cobb *	6,545	6,545		0		(1)
Joan F. Gamble	35,649	2,672		32,977		(1)
Pamela J. Keefe	1,000	1,000		0		(1)
Joseph M. Kraus	64,944	21,980		42,964		(1)
Bruce M. Lisman	8,618	3,618		5,000		(1)
George MacKenzie, Jr. *	0	0		0		---
Mary Alice McKenzie	11,676	6,676		5,000		(1)
Dale A. Rocheleau	20,599	1,495		19,104		(1)
Edmund F. Ryan	1,410	1,410		0		(1)
William R. Sayre	601	601		0		(1)
Janice L. Scites	11,141	6,141		5,000		(1)
William J. Stenger	601	601		0		(1)
Douglas J. Wacek	1,099	1,099	(6)	0		(1)
Robert H. Young	372,373	28,188	(7)	344,185		3.7%
All current directors, nominees, and executive officers (18)	648,555	126,773		521,782	(8)	6.4%

               No Director, nominee for Director, or executive officer owns any shares of the various classes of the Company's outstanding non-voting Preferred Stock.

               No Director, nominee for Director, or executive officer has pledged company stocks as security.

*

Messrs. Cobb and MacKenzie and Ms. Brooks resigned from the Board in 2006 and their aggregate shares have not been included in the total number of shares reported for all directors, nominees, and executive officers. Mr. Bertrand will retire effective May 1, 2007.

_____________________________
(1)

No Director, nominee for Director, or executive officer owns beneficially in excess of 1% of the outstanding Common Stock, except for Robert H. Young. Except as otherwise indicated in the footnotes to the table, each of the named individuals possesses sole voting and investment power over the shares listed. Percentages are based on 10,132,826 total shares outstanding on January 31, 2007.

(2)

Includes 5,338 shares awarded as part of the Director's annual retainer under the Restricted Stock Plan for Non-employee Directors and Key Employees ("Restricted Plan") and under the 2002 Long-Term Incentive Plan ("2002 Plan"), for each of Messrs. Barnett, Bertrand, and Clarke, and Ms. McKenzie; 4,873 shares for Ms. Scites; 3,452 shares for Mrs. Case; 2,618 shares for Mr. Lisman; and, 601 shares for each of Messrs. Sayre, Stenger, and Wacek. Shares vested on award date. Also includes 4,500 shares for Mr. Young awarded February 27, 2006 and 1,000 shares for Ms. Keefe awarded June 5, 2006 with three-year cliff vest from date of award both under the 2002 Plan.

(3)

Includes shares that the named executive officers hold indirectly under the Company's Employee Savings and Investment (401(k)) Plan, for Ms. Gamble, 2,671 shares, for Mr. Rocheleau, 492 shares, and for Mr. Ryan, 1,410 shares.

(4)	Includes 13,838 shares held jointly with Mr. Bertrand's spouse over which he shares voting and investment power.
(5)	Includes 10,656 shares held jointly with Mr. Clarke's spouse over which he shares voting and investment power.
(6)	Includes 1,099 shares held jointly with Mr. Wacek's spouse over which she shares voting and investment power.
(7)	Includes one share held by Mr. Young's son over which Mr. Young disclaims beneficial ownership and 1,019 shares held by his spouse over which she has sole voting and investment power.
(8)	All executive officers as a group have rights to acquire 470,507 shares.

Deferred Compensation Plan - Phantom Stock Units

               Directors and executive officers also have interests in stock-based units under the Company's Deferred Compensation Plan. Individuals participating in this plan do not have voting power nor the right to acquire shares of stock. Since these units may not be voted, transferred, or acquired, they have not been represented in the Security Ownership of Management table above. However, we have noted them here as they represent an economic interest of the Directors and executive officers in Central Vermont stock. As of January 31, 2007, Mr. Lisman held 2,213 units and Ms. Gamble held 10,322 units. All Directors and executive officers as a group held 12,535 units of phantom stock.

Security Ownership of Certain Beneficial Owners

               As of January 31, 2007, our records and other information available from outside sources indicate the following stockholders were beneficial holders of more than 5% of the outstanding shares of our Common Stock. The information below is reported in their filings with the SEC. The Company is not aware of any other beneficial holder of more than 5% of the Company's Common Stock.

Name and Address of Beneficial Holder	Total Number of Shares Beneficially Owned		Percent of Shares Outstanding (a)
Jerry Zucker c/o The Intertech Group, Inc. Post Office Box 5205 North Charleston, SC 29405	1,149,400	(b)	11.3%
Barclays Global Investors, N.A. ("Barclays") and related companies 45 Fremont Street San Francisco, California 94105	616,805	(c)	6.1%
Dimensional Fund Advisors LP ("Dimensional") 1299 Ocean Avenue Santa Monica, CA 90401	540,382	(d)	5.3%
(a)	Based on 10,132,826 total shares outstanding on December 31, 2006.
(b)

As reported by the beneficial holder and in accordance with the last report filed with the SEC, Mr. Zucker has sole voting and dispositive power over 1,147,400 shares and shared voting and dispositive power over 2,000 shares.

Voting Rights Agreement

In February 2006, the Company announced the commencement of a tender offer for the Company's Common Stock. Under the procedures of the tender offer, the Company selected the lowest-bid price that allowed it to buy up to 2,250,000 shares, which represented approximately 18.3 percent of the Company's outstanding Common Stock at that time. CVPS's largest stockholder is Mr. Jerry Zucker, Chief Executive Officer of The InterTech Group, Inc., who, at the time, held approximately 1.15 million shares, or approximately 9.3% of the Company's outstanding voting securities. Because of the certainty that Mr. Zucker's shares would increase to more than 10% of the Company's outstanding shares as a consequence of the tender offer, we entered into an agreement with Mr. Zucker. Mr. Zucker agreed that in the event his ownership interest reached 9.99% of the Company's Common Stock as a result of the Tender Offer, any shares he owned above the 9.99% threshold would be voted pursuant to a Voting Agreement and Irrevocable Proxy ("VAIP"). Under the VAIP, the Company would hold the proxy to vote the shares covered thereunder, and would vote those shares in the same proportion as shares voted by the remaining Common Stockholders. In March 2006, Mr. Zucker and the Company executed the VAIP which was subsequently approved by the Vermont Public Service Board ("PSB"). Vermont law requires that the PSB approve any acquisition of a controlling interest (defined as 10% or more of the voting securities) in a Vermont-jurisdictional utility. The Company requested that the PSB approve Mr. Zucker owning more than 10% of the Company's Common Stock, provided that any shares he held above 9.99% would be voted pursuant to the VAIP. On March 8, 2006, the PSB issued its order in Docket No. 7155 approving the Company's request.

(c)

Holdings as of December 31, 2006 as reported in SEC Schedule 13G by Barclays. According to the report, Barclays holds 450,133 shares and has sole voting and dispositive power over 450,133 shares. Barclays Global Fund Advisors holds 160,210 shares and has sole voting and dispositive power over 160,210 shares. Barclays Global Investors, Ltd. holds 6,462 shares and has sole voting and dispositive power over 6,462 shares.

(d)

Holdings as of December 31, 2006 as reported in SEC Schedule 13G by Dimensional. Dimensional Fund Advisors LP is a registered investment advisor and as such has sole voting and dispositive power over all shares of Common Stock. Dimensional disclaims beneficial ownership of said securities.

Compensation Committee Interlocks and Insider Participation

              The current members of the Compensation Committee are Messrs. Barnett, Bertrand, Lisman, and Stenger. Mr. Cobb, Ms. Brooks, and Ms. McKenzie also served on the Compensation Committee in 2006. In 2006 only independent Directors served on the Compensation Committee. None of those Committee members who served during fiscal year 2006 has ever served as an officer or employee of Central Vermont, or its subsidiaries or affiliates. None of our executive officers serve as a member of the board of directors or compensation committee of any company that has an executive officer serving on our Board of Directors or Compensation Committee. Mr. Young, who serves as President and Chief Executive Officer ("CEO"), is not a member of the Compensation Committee and cannot vote on matters decided by that Committee. Mr. Young has participated in the discussions and decisions regarding salaries and incentive compensation for executive officers of the Company reporting to him. However, Mr. Young has been excluded from discussions regarding his own salary and incentive compensation.

CORPORATE GOVERNANCE MATTERS

2006 Governance Actions

               Central Vermont is governed by the Board which is committed to sound corporate governance practices. The Board regularly reviews corporate governance developments and modifies the charters, guidelines, and practices as warranted. Some of our corporate governance initiatives include the following actions:

    the Audit, Compensation, and Corporate Governance Committees have each reviewed their respective Charters;
    the Board and each of the Committees have met in regularly scheduled non-management executive sessions;
    the Audit Committee has met in private sessions with our internal and external auditors at each regularly scheduled meeting;
    the Board's Corporate Governance Guidelines and Director Selection Search Protocol have been reviewed and updated;
    the Company reviewed its Corporate Ethics and Conflict of Interest Policy which includes an Anonymous Complaint Reporting System;
    the Board reviewed its Shareholder/Director Communication Policy and Process;
    each Director and Officer has completed a D&O Questionnaire and Conflict of Interest Certification which requires disclosure of any transactions with the Company in which a director or officer, or any member of his or her immediate family have a direct or indirect material interest;
    the Board has reviewed its director independence criteria and determined that all of its members, and the Director nominees for election in 2007, with the sole exception of Robert H. Young who is President and CEO of the Company, meet the "director independence" requirements of Section 10A of the Securities Exchange Act of 1934, the New York Stock Exchange Listing Standards, and any other regulatory authority;
    the Company has a corporate Website which discloses all of the documents noted above; and
    the Board members have taken part in annual board and committee assessments.

               Our Board and its standing Committees will continually review our corporate governance practices and update them, as appropriate.

Corporate Governance Documents

               The documents listed below guide us as we do our business and are available on our Website: www.cvps.com, under "Corporate Governance and Ethics". Copies of these documents are also available in print format at no charge by sending a request to Central Vermont Public Service Corporation, Attn: Assistant Corporate Secretary, 77 Grove Street, Rutland, Vermont 05701.

    By-laws
    Board of Directors Committee Membership
    Audit Committee Charter
    Compensation Committee Charter
    Corporate Governance Committee Charter
    Corporate Governance Guidelines
    Addendum A - Shareholder/Director Communication Policy and Process
    Corporate Governance Director Selection Search Protocol
    Director Orientation and Continuing Education
    Corporate Ethics and Conflicts of Interest, Policy 1-8A
    Reporting Internal Accounting Complaints

Corporate Governance Guidelines and Director Selection Search Protocol

               In accordance with the Corporate Governance Guidelines and the Director Selection Search Protocol, the Board has developed a group of criteria to describe the qualities and characteristics that are desired for the Board as a whole. The complete statement of criteria can be found in the Corporate Governance Guidelines. Please visit our Website for additional information. Qualified candidates will have ample experience and a record of business success and leadership, but in general will have:

    financial expertise;
    substantial experience outside the business community;
    a view that represents the best interests of the Company's stakeholders;
    the highest personal character and integrity; and
    substantial and significant experience that is of particular importance to the Company.

Stockholder Communication to the Board

               Central Vermont has formalized the policy and process for stockholders or others to communicate their concerns to the Board. Stockholders may write to the Board in care of the Company's Corporate Secretary's Office at 77 Grove Street, Rutland, Vermont 05701, Attn. Board of Directors - Stockholder Communications, or e-mail the Board at the Corporate Secretary's e-mail address, corpscty@cvps.com with the subject description "Stockholder Communications." Please visit our Website for additional information.

               Routine correspondence is handled by the Corporate Secretary's Department or forwarded to the appropriate department for response. Communications regarding our financial statements, accounting practices, internal controls, or auditing matters will be processed in accordance with the Code of Ethics described below. The Company's "whistleblower" policy prohibits Central Vermont or any of our employees from retaliating or taking any adverse action against anyone for raising a concern (See Code of Ethics below).

Code of Ethics

               Our Corporate Ethics and Conflict of Interest, Policy 1-8A ("Policy"), which is our Code of Ethics applicable to all directors, officers, and employees, embodies our principles and practices relating to ethical conduct. The Policy is available on our Website. The Policy is available in print to any stockholder who requests it. The Policy also contains an Anonymous Complaint section which establishes a way for employees, stockholders, and other interested parties to submit confidential and anonymous reports:

  Concerns relating to the Company's accounting, internal controls, or auditing matters can be submitted anonymously and confidentially by calling 1-888-883-1499;
  Concerns relating to the Company's accounting, internal accounting controls, or auditing matters will be referred to members of the Audit Committee;
  Other concerns will be referred to the Chair of the CVPS Board of Directors or other Board Committees, as appropriate;
  All complaints will be processed by the Corporate Compliance Oversight Committee; and
  Written acknowledgement will be sent from the Corporate Compliance Oversight Committee upon receipt of a complaint or concern.

               We intend to disclose any amendment to, or waiver from, a provision of our code of ethics that applies to our principal executive officer, principal financial officer, and principal accounting officer that relates to any element of the Code of Ethics definition enumerated in Item 406 of Regulation S-K by posting such information on our Website. Our Website address is www.cvps.com.

Board Independence

               We believe that all of our Directors, except for Mr. Young, are "independent" Directors, with independence being defined consistent with the NYSE rules regarding director independence.

               The Board has designated the Chair of the Board, who is a non-employee Director, to serve as the lead Director in the non-management executive sessions.

               In affirmatively determining whether a Director is "independent," the Board relied, largely, upon the NYSE rules, which generally provide that:

    a director who is an employee, or whose immediate family member (defined as a spouse, parent, child, sibling, father-and mother-in-law, son-and daughter-in-law, brother-and sister-in-law and anyone, other than a domestic employee, sharing the director's home) is an executive officer of Central Vermont, would not be independent for a period of three years after termination of such relationship;
    a director who receives, or whose immediate family member receives as an executive officer of the Company, more than $120,000 per year in direct compensation from the Company, except for certain permitted payments, would not be independent for a period of three years after ceasing to receive such amount;
    a director is not independent if (1) the director is a current partner of, or has an immediate family member who is a current partner of the Company's internal or external auditor, (2) the director is a current employee of the Company's internal or external auditor, (3) the director has an immediate family member who is a current employee of the Company's internal or external auditor and such family member participates in the firm's audit, assurance or tax compliance practice or, (4) the director or an immediate family member was within the preceding three years a partner or employee of the Company's internal or external auditor and personally worked on the Company's audit within that time;
    a director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company's present executives serve on the other company's compensation committee would not be independent for a period of three years after the end of such relationship; and, a director who is an executive officer or employee, or whose immediate family member is an executive officer of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company's consolidated gross revenues, would not be independent until a period of three years after falling below such threshold.

               In addition to these standards, the Board has adopted a general standard that no Director will be considered independent who has any other material relationship with the Company that could interfere with the Director's ability to exercise independent judgment. Our Corporate Ethics and Conflict of Interest Policy requires that our directors, officers, and employees fully disclose to and receive pre-clearance from the Board prior to serving as a director, officer, partner, or consultant with any organization doing business with us if that organization is significant to the Company. The Board exercises appropriate discretion in identifying and evaluating the materiality of any relationships Directors (and officers or employees) may have with the Company.

               The Board, in applying the above-referenced standards, has affirmatively determined that all of our current Directors listed below are independent and have no relationship with the Company, except as Directors and stockholders of the Company and are independent within the meaning of the NYSE standards currently in effect:

Robert L. Barnett Frederic H. Bertrand Janice B. Case Robert G. Clarke Bruce M. Lisman	Mary Alice McKenzie William R. Sayre Janice L. Scites William J. Stenger Douglas J. Wacek

         Monitoring and Review

               The Board monitors independence status twice a year. On an annual basis, each Director and executive officer is required to complete a Director and Officer Questionnaire ("D&O Questionnaire") which requires disclosure of any transactions with the Company in which the individual, or any member of his or her immediate family, may have a direct or indirect material interest. Both the Audit and Corporate Governances Committees review and discuss the results of this questionnaire and makes a recommendation to the full Board. When assessing the "materiality" of a Director's relationship with the Company, the Board considers all relevant facts and circumstances, including the responses in the D&O Questionnaire, not merely from the Director's standpoint, but from that of the persons or organizations with which the Director has an affiliation, and the frequency or regularity of the services, whether the services are being carried out at arm's length in the ordinary course of business and whether the services are being provided substantially on the same terms to the Company as those prevailing at the time from unrelated parties for comparable transactions. Similarly the Audit Committee also reviews and discusses a mid-year Conflict of Interest report using the previously described process.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

               Our Audit Committee is charged with monitoring and reviewing issues involving potential conflicts of interest and all related party transactions as described in the Board Independence section above.

               In the course of their reviews the Audit Committee determined that Central Vermont has transactions in the ordinary course of business with unaffiliated corporations of which some non-employee directors are officers or directors. Messrs. Bertrand and Young are on the Chittenden Bank Board of Directors. The Chittenden Bank acts as our depository and Investment Manager and Trustee of the Union Retirement Medical Trust. Mr. Clarke is on the Board of TD Banknorth which we use as a depository. Mr. Sayre is a part owner of the A. Johnson Lumber Co. which receives electric service from Central Vermont under a regulated tariff. These transactions do not violate the Board's independence standards described above under Corporate Governance Matters - Board Independence. The Company determined that all of the transactions were conducted in the ordinary course of business, at arm's length, and at prices and on terms customarily available under the Company's duly filed tariffs.

               During the last fiscal year, Central Vermont or its wholly owned subsidiaries or affiliates did not engage in any transaction in which the amount involved exceeded $120,000 and in which any of our Directors, any nominee for Director, or executive officers, any holder of more than 5% of any class of our voting securities or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, nor was any Director or executive officer or any of their family members indebted to us or any of our subsidiaries in any amount in excess of $120,000 at any time.

Board and Committee Meetings

               During 2006, the Board held nine regular and eight special telephone meetings which included regularly scheduled executive sessions without management participation. The Board selected the Chair to preside at each of the non-management executive sessions. In addition, the Board held four information sessions. Central Vermont has standing Executive, Audit, Compensation, and Corporate Governance Committees. Members of these Committees are appointed by the Board. These Committees facilitate and assist the Board in the execution of its responsibilities. Please visit our Website for additional information.

               The Board's committees met in 2006 as follows: Executive Committee, one time; Corporate Governance Committee, seven times; Audit Committee, eight times; and the Compensation Committee, six times. Each Director attended at least 83% of the aggregate of all meetings of the Board and Committees of which he or she was a member. In accordance with our Corporate Governance Guidelines, each Director is expected to attend the Annual Meeting. All of our seated Directors attended the 2006 Annual Meeting.

               On the date of this proxy statement, the members of the Board, and the Committees of the Board on which they serve, are identified below. The Board has determined that all of our non-employee directors are independent and financially literate.

	Audit Committee	Compensation Committee	Corporate Governance Committee	Executive Committee
Outside Directors Independent
Mary Alice McKenzie, Chair (1)			X	Chair **
Robert L. Barnett		Chair	X
Frederic H. Bertrand		X	X	X
Janice B. Case	X
Robert G. Clarke	Chair *		X
Bruce M. Lisman		X	Chair
William R. Sayre	X
Janice L. Scites	X
William J. Stenger		X
Douglas J. Wacek	X *
Inside Director
Robert H. Young (1)				X **

NOTE: As part of the Board's restructuring in 2006, Messrs. Cobb and MacKenzie and Ms. Brooks resigned. These individuals served as directors during part of 2006 and were deemed to be independent during that time.

(1)   Ms. McKenzie is entitled to attend either the Audit or Compensation Committee as Chair of the Board, although she is not a designated member of either committee. If requested by the Audit, Compensation or Corporate Governance Committees, Mr. Young may also attend committee meetings as requested.

*   Audit Committee Financial Expert

** Membership required by the By-laws.

Executive Committee

               The Executive Committee, which is comprised of independent directors and our CEO, has substantially all the powers of the Board in the management of the business and affairs of the Company between meetings of the Board. The Committee acts for the Board when formal Board action is required between meetings in connection with matters already approved in principle by the full Board or to fulfill the formal duties of the Board. The Committee's responsibilities are described in our By-laws please visit our Website for additional information The Chair of the Executive Committee reports to the Board after each Committee meeting.

Audit Committee

               The Audit Committee, which is comprised of independent directors, assists the Board in fulfilling its oversight responsibilities for financial matters. The Audit Committee's responsibilities are discussed in detail in the Charter attached to this Proxy Statement as Schedule A. Please visit our Website for additional information. The Committee's responsibilities included among other duties to:

    review and report to the Board after each Audit Committee meeting on the findings and recommendations of the Company's independent registered public accountants;
    review and report on the Company's internal audit procedures;
    review and report on examinations by regulatory authorities;
    review and report on matters having a material effect on Central Vermont's financial operations; and
    review updates on emerging accounting and auditing issues provided by the independent registered public accountants and management to assess their potential impact on the Company.

               Additionally, the Committee has ultimate authority and responsibility to appoint, retain, compensate, and evaluate, and where appropriate, replace the independent registered public accountants. The Chair of the Audit Committee reports to the Board after each Audit Committee meeting.

               The Board has determined that all of the Audit Committee members are independent as required by the NYSE rules and are able to read and understand financial statements, and at least two members, Messrs. Clarke and Wacek, qualify as "Audit Committee Financial Experts" as defined by the SEC rules. None of its members serve on more than three audit committees of publicly traded companies. The Audit Committee Report can be found at page 16.

Compensation Committee

               The Compensation Committee is responsible for reviewing and making decisions or recommendations to the Board concerning the compensation of executive officers and directors of Central Vermont. The Compensation Committee has a written charter which details its role and responsibilities. Please visit our Website for additional information. The Compensation Committee regularly evaluates its Charter in order to ensure timely compliance with regulatory requirements. The fundamental responsibilities of our Compensation Committee are to:

    review the executive compensation levels and recommend base salary, annual incentive and long-term incentive opportunity levels for executive officers to the Board for their approval;
    administer annual CEO performance evaluation;
    review the CEO assessment of the other executive officers' annual performance evaluations;
    propose the level of payout for individual performance in the annual incentive plan to the Board for their approval;
    conduct an annual performance evaluation of the Compensation Committee's activities and periodic assessment of the adequacy of its Charter;
    review and propose the design of the benefit programs which pertain to executive officers of the Company and recommend to the Board for their approval;
    propose changes to or adoption of qualified benefit plans to the Board for their approval;
    determine executive officer employment agreements, severance arrangements, and change-in-control provisions/agreements, in each case as, when, and if appropriate, and any special supplemental benefits;
    review director compensation guidelines and levels and recommend to the Board for their approval; and
    monitor stock ownership status and guidelines for officers and directors.

               The Compensation Committee annually reviews and approves corporate goals and objectives with respect to total direct compensation such as base salary and incentive performance plans (both annual and long-term), of the CEO and other executive officers, evaluates their performance against these goals and objectives and sets the executive officers total compensation. The processes and procedures in this regard are detailed in the Compensation Discussion & Analysis (the "CD&A") beginning on page 24. Our full Board makes the final decisions regarding CEO direct compensation. The Chair of the Compensation Committee reports to the Board after each Compensation Committee meeting. The Compensation Committee Report can be found at page 35.

         Role of Compensation Committee Consultant

               The compensation consulting firm used by the Compensation Committee is Mercer Human Resource Consulting ("Mercer"). Mercer is retained directly by the Compensation Committee and has helped the Compensation Committee develop an appropriate agenda for performing the Compensation Committee's responsibilities. In this regard, Mercer advises and assists the Compensation Committee to:

    determine the appropriate objectives and goals of our executive and director compensation programs;
    design compensation programs that fulfill those objective and goals;
    establish external and internal equity of our executive officers' total compensation and the primary components of that compensation;
    evaluate the effectiveness of our compensation programs;
    identify appropriate pay positioning strategies and pay levels in our executive compensation program; and
    identify comparable companies and compensation surveys for the Compensation Committee to use to benchmark the appropriateness and competitiveness of our executive compensation program.

               The Compensation Committee has retained Mercer as an outside advisor to provide information and objective advice regarding executive compensation. All of the decisions with respect to our executive compensation, however, are made by the Compensation Committee alone with the exception of the CEO's compensation and may reflect factors and considerations other than, or that may differ from, the information and recommendations provided by Mercer. Mercer may, from time to time, contact our executive officers for information necessary to fulfill its assignment and may make reports and presentations to and on behalf of the Compensation Committee that our executive officers also receive.

               The Compensation Committee has also retained Towers Perrin to serve as actuarial and benefits consultant.

Corporate Governance Committee

               The Corporate Governance Committee, which is comprised of independent directors, considers and makes recommendations on matters related to the practices, policies and procedures of the Board and takes a leadership role in shaping the corporate governance of the Company. As part of its duties, it reviews potential candidates and recommends nominees for Directors to the Board for approval, assesses the size, structure and composition of the Board and its committees and coordinates Board and committee self-assessments.

               The Corporate Governance Committee acts as the screening and nominating committee and will consider recommendations by the stockholders for nomination as Directors. The Corporate Governance Committee uses the same process for all candidates regardless of the source of the nomination. The Corporate Governance Committee may use the services of a professional search firm. The Corporate Governance Committee has a written charter which details its role and responsibilities. Please visit our Website for additional information. The fundamental responsibilities of our Committee are to:

    develop qualifications and criteria for selecting and evaluating Director-nominees;
    consider and propose Director-nominees for election at Annual Meeting of Stockholders;
    select candidates to fill Board vacancies as they may occur;
    make recommendations to the Board for Committee membership;
    develop corporate governance guidelines and procedures;
    consider independence of each Director and nominee for Director;
    advise the Board regarding the adoption of Central Vermont's policies and programs related to Corporate Governance issues; and
    administer the Board and the Corporate Governance Committee's self-assessment and share the results with the full Board for discussion and delineation.

              The Chair of the Corporate Governance Committee reports to the Board after each Corporate Governance Committee meeting.

Director Orientation and Continuing Education

               All new Directors are given an orientation program, including briefing sessions from members of senior management on Central Vermont's accounting policies, financial reporting, operations, industry practices, and key regulatory issues. We also provide additional formal and informal continuing education opportunities to Directors that include corporate governance issues, utility accounting, executive compensation, strategy reviews, visits to Company facilities, and business briefings.

RESIGNATION OF DIRECTORS

              As part of the Board's restructuring initiative, Rhonda L. Brooks, Timothy S. Cobb, and George MacKenzie, Jr. resigned from the Board during 2006. Messrs. Cobb and MacKenzie resigned on the date of the last Annual Meeting and their service was gratefully acknowledged at that time. Ms. Brooks resigned after the last Annual Meeting. During her ten years of service Ms. Brooks served as a valued member of the Compensation and Audit Committees and her contributions will be greatly missed.

RETIREMENT OF DIRECTOR

              The Board of Directors of Central Vermont Public Service Corporation expresses its deepest appreciation to Frederic H. Bertrand, former chairman of the Board, member of the Executive Committee, member of the Compensation Committee, member of the Corporate Governance Committee, and former member of the Audit Committee, for his outstanding service and dedication to our Company; for his leadership during the challenges the Company has faced over the years; and for his vision, innovation and eloquence; the Board extends its appreciation to Fred for his twenty-three years of service (1984-2007) to Central Vermont and wishes him well in all his future endeavors. Mr. Bertrand will retire from the Board effective May 1, 2007.

AUDIT COMMITTEE MATTERS

Audit Committee Membership

              All members of the Audit Committee are independent as defined in the NYSE listing standards applicable to Audit Committee members. The Board has determined that Messrs. Robert G. Clarke and Douglas J. Wacek are the designated audit committee financial experts as defined under the rules of the SEC.

Audit Committee Report

              The Audit Committee reviews the Company's financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls and disclosure controls. In this context, the Audit Committee has met and held discussions with management and the independent registered public accountants. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the audited financial statements and related disclosures with management and the independent registered public accountants, including a review of the significant management judgments underlying the financial statements and disclosures.

              The independent registered public accountants report to the Audit Committee and the Chair of the Audit Committee reports to the Board at each regularly scheduled meeting, or as necessary. The Audit Committee has the sole authority to appoint (subject to stockholder ratification) and to terminate the engagement of the independent registered public accountants.

              The Audit Committee has discussed with the independent registered public accountants matters required to be discussed by Statement on Auditing Standards ("SAS") No. 61 (Communication with Audit Committees), as amended by SAS 89 and 90, and by Rule 2-07 of Regulation S-X, including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accountants required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with the independent registered public accountants their independence from the Company and its management. In concluding that the independent registered public accountants are independent, the Audit Committee determined, among other things, that the non audit services provided by Deloitte and Touche LLP (as described below) were compatible with their independence. Consistent with the requirements of the Sarbanes-Oxley Act of 2002, the Audit Committee has adopted policies to avoid compromising the independence of the independent registered public accountants, such as prior Audit Committee approval of non audit services and required audit partner rotation.

              The Audit Committee discussed with the Company's internal auditors and independent registered public accountants the overall scope and plans for their respective audits including internal control testing under Section 404 of the Sarbanes-Oxley Act. The Audit Committee periodically meets with the internal auditors and independent registered public accountants, with and without management present, and in private sessions with members of senior management (such as the Chief Financial Officer, Controller, and the Director of Internal Audit) to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. The Audit Committee also periodically meets in executive session.

              In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board subsequently approved the recommendation) that the audited financial statements be included in the Company's annual report on Form 10-K for the year ended December 31, 2006, for filing with the SEC. We have also appointed the Company's independent registered public accountants, subject to stockholder ratification, for 2007.

AUDIT COMMITTEE MEMBERS: Robert G. Clarke, Chair Janice B. Case William R. Sayre Janice L. Scites Douglas J. Wacek

Services Performed by the Independent Registered Public Accountants

               The Audit Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy that sets forth the procedures and the conditions pursuant to which services proposed to be performed by the independent registered public accountants may be pre-approved. These services may include audit services, audit related services, tax services, and other services.

               The Audit Committee determines from time to time permitted services that have their general pre-approval. Any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget and annual review. The Chief Financial Officer reviews all requests for services to be provided by the independent registered public accountants to determine whether such services are included within the list of services that have received the general pre-approval or requires specific pre-approval by the Audit Committee. The Chief Financial Officer shall consult as necessary with the Chair of the Audit Committee in determining whether any particular service has been pre-approved.

               At each regularly scheduled Audit Committee meeting the Chief Financial Officer presents a report summarizing the services performed by the independent registered public accountants for the year. Audit-related services in the amount of $11,700 for 2006 and $24,000 for 2005 and Tax services in the amount of $1,400 for 2006 and $7,000 for 2005 were provided through the general pre-approval process. The Audit Committee has determined such services are consistent with SEC rules on auditor independence. A service which has not received general pre-approval will require specific pre-approval by the Audit Committee before the service can be provided by the independent registered public accountants. The Audit Committee has delegated pre-approval authority to the Chair of the Audit Committee, who must report to the Audit Committee at its next scheduled meeting any services so approved by him. All services performed by the independent registered public accountants had been pre-approved under the general pre-approval process or under the specific pre-approval process.

               The Audit Committee pre-approves all services performed by the independent registered public accountant, in part to assess whether the provision of such services might impair the independent registered public accountant's independence. The Audit Committee's policy and procedures are as follows:

    The Audit Committee approves the annual Audit services engagement and, if necessary, any changes in terms, conditions, and fees resulting from changes in audit scope, company structure, or other matters. The Audit Committee may also pre-approve other audit services, which are those services that only the independent registered public accountant reasonably can provide. Since 2004, audit services have included internal controls attestation work under Section 404 of the Sarbanes-Oxley Act.
    Audit-related services are assurance and related services that are reasonably related to the performance of the audit, and that are traditionally performed by the independent registered public accountant. The Audit Committee believes that the provision of these services does not impair the independence of the independent registered public accountant.
    Tax services. The Audit Committee believes that, in appropriate cases, the independent registered public accountant can provide tax compliance services, tax planning, and tax advice without impairing the auditor's independence.
    The Audit Committee may approve Other services to be provided by the independent registered public accountant if (i) the services are permissible under SEC and Public Company Accounting Oversight Board rules, (ii) the Audit Committee believes the provision of the services would not impair the independence of the independent registered public accountant, and (iii) management believes that the auditor is the best choice to provide the service.

               For each engagement, management provides the Audit Committee with information about the services and fees sufficiently detailed to allow the Audit Committee to make an informed judgment about the nature and scope of the services and the potential for the services to impair the independence of the registered public accountant.

               After the end of the audit year, management provides the Audit Committee with a summary of the actual fees incurred for the completed audit year.

Independent Registered Public Accountant Fees

               The following table shows the fees incurred for services rendered by Deloitte & Touche LLP, the Company's independent registered public accountant, in 2006 and 2005. All such services were pre-approved by the Audit Committee in accordance with the pre-approval policy.

	Fiscal Year Ended
	2006	2005
Audit Fees (1) Audit Related Fees (2) Tax Fees (3) All Other Fees (4) Total Fees	$1,298,100 56,000 39,600 14,400 $1,408,100	$1,075,000 163,000 24,000 0 $1,262,000
  Includes annual audit of financial statements including Sarbanes-Oxley 404 attestation, review of quarterly financial statements, and other services normally provided by the independent registered public accountant in connection with statutory and regulatory filings.
  Includes fees for debt compliance letters and accounting transactions.
  Includes fees for tax planning and tax consulting.
  Includes fees related to training presented by Deloitte & Touche LLP.

               In considering the nature of the services provided by the independent registered public accountants, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with the independent registered public accountants and Company management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002.

Directors' Compensation

             The Compensation Committee annually reviews the Directors' compensation and makes its recommendation to the full Board for approval. The Compensation Committee believes that the Directors' compensation is aligned with Central Vermont's performance on both a short-term and a long-term basis and that our compensation philosophy assists in attracting and retaining qualified individuals to serve as directors. In order to determine the appropriate level and structure of Director compensation, the Compensation Committee hired an independent consultant, Mercer, as described in the Corporate Governance Matters section entitled "Role of the Compensation Committee Consultant" on page 14 to obtain advice and information on how to structure a compensation package.

             In considering Board compensation, the Compensation Committee used information regarding pay practices at other public utility companies. In determining the reasonableness of compensation, the Board was provided with compensation levels of directors of those companies described in Benchmarking in the CD&A Discussion on page 26. In setting the Boards' compensation, the Compensation Committee considered the significant amount of time that Directors spend fulfilling their duties and the skill level required of board members. In addition, in determining the Boards' compensation for 2006, the Board also considered the financial performance of our company in 2005 and our efforts to restore the financial strength of the Company.

             After a review of the foregoing, the Compensation Committee recommended and the full Board agreed that both the Boards' and senior managements' compensation be reduced. The Board adjusted its compensation in 2006 to reflect a 10.5% reduction comprised of a reduction in the annual cash retainer from $20,000 to $15,000 and elimination of the annual stock option grants of Common Stock of 2,500 shares which had an estimated value of $9,000. Instead, the Board substituted a modest increase in its annual equity grant to $27,500. After these adjustments, the Boards' compensation is between the 25th percentile and the median of the Peer Group Study.

               The key elements of Central Vermont's non-employee Director compensation are:

    a cash retainer;
    equity-based grants; and
    Committee Chair retainers.

               It is the Board's practice to provide a mix of cash and equity-based compensation that it believes aligns the interests of the Board and Central Vermont's stockholders. Directors are subject to a minimum share ownership requirement of 4,000 shares of stock as described below. As discussed above, the Board eliminated stock option grants as a form of compensation, effective January 2006.

               All non-employee Directors have the same compensation arrangements and, during the fiscal year-ended 2006, were as follows:

Annual retainer as Chair of the Board of Directors	$35,000
Annual cash retainer as a director	$15,000
Annual Common Stock retainer as a director	$27,500
Annual retainer as member of Executive Committee	$ 500
Annual retainer as Chair of Audit Committee	$ 7,000
Annual retainer as Chair of Compensation Committee	$ 5,000
Annual retainer as Chair of all other standing Committees	$ 3,000
Fee for each meeting of the Board of Directors and of each Committee attended	$ 1,000
Fee for each telephone meeting attended	$ 500
Reasonable expenses	---

               As CEO, Mr. Young receives no compensation for serving on the Board or any of its Committees.

               Directors are compensated in two installments (both cash and equity components of the retainer) paid as close as practicable to the last business day of April and October. Stock is issued only in whole shares and any remaining balance is paid in cash.

               As noted in footnote 2 to the Directors' Compensation Table, each of the following Directors was awarded Common Stock on April 27, 2006: Robert L. Barnett, Frederic H. Bertrand, Rhonda L. Brooks, Janice B. Case, Robert G. Clarke, Timothy S. Cobb, Bruce M. Lisman, George MacKenzie, Jr., Mary Alice McKenzie, and Janice L. Scites. Each of the following Directors was awarded Common Stock on October 27, 2006: Robert L. Barnett, Frederic H. Bertrand, Janice B. Case, Robert G. Clarke, Bruce M. Lisman, Mary Alice McKenzie, William R. Sayre, Janice L. Scites, William J. Stenger, and Douglas J. Wacek.

Stock Option Plan for Non-employee Directors

               Effective January 2006, we eliminated stock options. Prior to 2006, options were granted the day following the Annual Meeting. The options were granted at a fixed number of 2,325 from 2002 to 2003 and 2,500 from 2004 to 2005. Optioned shares are reflected in the individual stockholdings of the Directors set forth under "Security Ownership of Management." All stock options are exercisable at a fixed price equal to the Fair Market Value ("FMV"), defined as the average of the high and low trading prices reported on the NYSE composite tape on the date specified, or if no sale takes place on such date, the average of the bid and asked prices on such date, of the Common Stock on the date the option is granted.

Stock Ownership Requirements

             The Corporate Governance Guidelines currently require Directors to own at least 4,000 shares of Central Vermont's Common Stock within five (5) years of election. This level represents a dollar value of approximately 3.5 times their annual stock retainer. Each of our current Directors meets the requirement with the exception of Messrs. Sayre and Stenger who were elected in May 2006 and Mr. Wacek who was appointed to the Board in May 2006. Messrs. Sayre, Stenger, and Wacek have until 2011 to comply with the stock ownership requirement. Mr. Young is covered under the stock ownership requirement for executive officers as described on page 34. The share ownership guidelines and Director holdings are reviewed annually by the Compensation Committee.

Consideration for Departing Board Members

             In consideration of the decisions by Messrs. Cobb and MacKenzie and Ms. Brooks to resign as Board members before the expiration of their terms as part of the Board reorganization, the Board granted shares of Common Stock to replace any remaining value of Central Vermont's stock options held by the departing directors after exercising all in-the-money options. The grants and methodology are described in footnote 2 to the Directors' Compensation Table below.

Deferred Compensation Plan Other Benefits

             Certain of the Directors have elected to defer receipt of all or a portion of their retainers pursuant to the Deferred Compensation Plan for Officers and Directors of Central Vermont Public Service Corporation (the "Deferred Compensation Plan"), as described in the CD&A under the section entitled "Deferred Compensation" on page 32. Deferred compensation is included in the appropriate column in the Directors' Compensation Table (b) and/or (c) as earned but has not yet been paid.

             Also, individuals who were Directors during 1985-1989 were eligible to participate in the Supplemental Insurance Deferred Compensation Plan 1985-1989 ("1985-1989 Plan") which is a deferred compensation target benefit plan. Mr. Bertrand is the only currently seated Director who participated in the 1985-1989 Plan. Under the terms of the 1985-1989 Plan, the Company purchased life insurance policies which were funded by the Director's deferred compensation. The Company is the beneficiary of the policies. It was anticipated that the entire beneficiary death benefit would offset any corporate cost associated with the 1985-1989 Plan. Directors participating in the 1985-1989 Plan had income imputed based on present value calculations for projected payments provided by the insurance carrier. These policies remain in force after the non-employee Director's retirement from the Board.

Contracts

             Each Director is a party to an indemnification agreement that assures a director of indemnification and advancement of expenses to the fullest extent permitted under Vermont Law and our Articles of Association.

DIRECTORS' COMPENSATION TABLE

             The following table summarizes the compensation paid by the Company to our non-employee Directors during 2006.

(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)
Name	Fees earned or paid in cash ($) (1)		Stock Awards ($) (2)	Options Awards ($) (3)	Non-Stock Incentive Plan Compen- sation ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)	All Other Compen- sation ($)	Total ($)
Robert L. Barnett	$43,531		$27,469	$0	$0	$0	$0	$71,000	(5)
Frederic H. Bertrand (7)	52,881	(8)	27,469	0	0	0	0	80,350	(5) (6)
Rhonda L. Brooks *	21,261		34,042	0	0	0	0	55,303	(5)
Janice B. Case	35,531		27,469	0	0	0	0	63,000
Robert G. Clarke (7)	47,531	(4)	27,469	0	0	0	0	75,000	(5)
Timothy S. Cobb *	17,500	(4)	33,918 (4)	0	0	0	0	51,418	(5) (6)
Bruce M. Lisman	38,031	(4)	27,469	0	0	0	0	65,500
George MacKenzie, Jr. *	19,511		27,213	0	0	0	0	46,724	(5)
Mary Alice McKenzie (7)	69,781		27,469	0	0	0	0	97,250	(5)
William R. Sayre	19,020		13,730	0	0	0	0	32,750
Janice L. Scites	40,631	(8)	27,469	0	0	0	0	68,100
William J. Stenger	18,020		13,730	0	0	0	0	31,750
Douglas J. Wacek	19,520		13,730	0	0	0	0	33,250

Note: Mr. Young is an employee-director. His compensation is reflected in the Summary Compensation Table.

* As part of the Board's restructuring initiative, Messrs. Cobb and MacKenzie and Ms. Brooks resigned from the Board in 2006.

(1)	Includes Meeting Fees, Cash Portion of Annual Retainer(s), and Chairmanship retainer.
(2)

On April 27, 2006 all eligible Directors were granted the first installment of their 2006 annual stock retainer. Each Director received 673 shares of Common Stock at $20.415 or a value of $13,739. The closing stock price on that day was $20.12. Messrs. Sayre, Stenger, and Wacek were elected after April 27, 2006 at Central Vermont's Annual Meeting on May 2, 2006 and therefore not eligible to receive the April retainer. On or about October 27, 2006 all then current Directors were granted the second installment of their annual stock retainer. Each Director received 601 shares of Common Stock at $22.845 or a value of $13,730. The closing stock price on that day was $22.74. See also Corporate Governance Matters, Board and Committee Meetings for meeting attendance.

Includes the net value of the shares awarded to Ms. Brooks and Messrs. Cobb and MacKenzie pursuant to the Board Restructuring Agreement Resolution approved March 1, 2006 in connection with their resignation from the Board. The following table shows the number of shares issued and the net value of the stock included in column (c).

Name	Number of Shares Issued (#)	Net Value of Shares Issued Included in Column (c) Above ($)	FMV on date of Grant ($)	Date of Grant
Rhonda L. Brooks	926	$20,303	$21.925	11/2/06
Timothy S. Cobb	940	20,168	21.455	8/2/06
George MacKenzie, Jr.	628	13,474	21.455	8/2/06

For Ms. Brooks the closing price on the date of grant was $22.13. For Messrs. Cobb and MacKenzie the closing price on the date of grant was $21.14.

The stock grants were based on the future value less the value received from stock options exercised, if applicable, in the form of Central Vermont Public Service Corporation common shares based on the FMV of our stock three months after each Director's respective resignation date. The future value of the stock options was calculated using the binomial ratio based on the original expiration date of each individual grant. Therefore, the departing Directors were compensated for any future value of stock options not received at the time of the exercise of the "in-the-money" options and/or the future value of stock options remaining unexercisable.

The total number of stock awards issued in 2006 was 14,561.

(3)

As described in the CD&A, the practice of granting of stock options was eliminated effective January 2006. Each currently seated director has the following number of stock options outstanding: Messrs. Barnett and Bertrand, and Mrs. Case, 9,650 shares; Mr. Clarke, 7,325 shares; Mr. Lisman, Ms. McKenzie, and Ms. Scites, 5,000 shares. Messrs. Sayre, Stenger, and Wacek do not hold stock options. The total number of stock options outstanding at fiscal year end was 51,275. See Note 9 - Share-Based Compensation of Notes to Consolidated Financial Statements for discussion of assumptions made by us in determining grant date fair value and compensation costs of our equity awards. Prior to adoption of SFAS No. 123R, the Company accounted for its share-based compensation plans under APB No. 25, Accounting for Stock Issued to Employees, and related guidance, and complied with the disclosure provisions of SFAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment of SFAS No. 123. Accordingly, no compensation expense was recognized for stock options granted in periods prior to January 1, 2006.

(4)	Column (b) includes deferred compensation in 2006 as follows: for Mr. Clarke $22,000; for Mr. Cobb $23,750 (columns (b) and (c)); and for Mr. Lisman $18,000.
(5)

Ordinary Income Earned Resulting from Stock Option Exercise - During 2006, stock options granted under the 1998 Stock Option Plan for Non-Employee Directors and the 2002 Long-Term Incentive Plan were exercised by certain Directors. The following is a listing of the Director, number of shares, and the average net realized value (fair market value on the date of exercise less the exercise price). These amounts are not included in the Total (column (h) of the Directors' Compensation Table).

Name	Number of Shares Exercised (#)	Average Net Realized Value ($)
Robert L. Barnett	2,250	$ 7,673
Frederic H. Bertrand	2,250	9,281
Rhonda L. Brooks	11,900	29,857
Robert G. Clarke	4,575	16,100
Timothy S. Cobb	7,150	17,684
George MacKenzie, Jr.	6,900	23,085
Mary Alice McKenzie	4,650	16,240

(6)

Excluded from All Other Compensation (column (g) of the Directors' Compensation Table) is the annual payout of Mr. Bertrand's Supplemental Insurance Deferred Compensation Plan 1985-1989, described above, in the amount of $34,096. The dollar value of the insurance premium paid by Central Vermont is $5,000 for this plan.

Excluded from Mr. Cobb's total is a payment of $120,542 he received in July 2006 due to his resignation from the Board and pursuant to his election under our Deferred Compensation Plan.

(7)

The following amounts are not included in the Directors' Compensation Table above and are paid by our affiliate, Vermont Electric Power Company ("VELCO") to the three Directors representing Central Vermont on their Board. Directors of VELCO are paid a $6,000 annual retainer plus $1,000 for each meeting attended in person and $500 for meetings attended via phone; for additional meetings held the same day, directors are paid $500 if attended in person and $250 if attended via phone. The Chair of the VELCO Board of Directors, Mr. Clarke, also receives an annual retainer of $32,500.

(8)

Eversant Corporation, a wholly-owned subsidiary of CVPS, pays its two non-employee directors who serve on the Board of its affiliate The Home Service Store, Inc. a $3,600 annual retainer plus $1,000 for each meeting attended in person and $500 for each meeting attended via telephone. This amount is included in total compensation.

COMPENSATION DISCUSSION AND ANALYSIS

             The Compensation Discussion and Analysis ("CD&A") addresses the following topics:

    overview of the Compensation Committee;
    our compensation philosophy, policies and objectives;
    setting executive compensation;
    the elements of our executive compensation program;
    our compensation decisions for 2006 and for the first quarter of 2007; and
    our benefits, stock ownership guidelines, and tax matters.

Overview of Compensation Committee

              The Compensation Committee of the Board of Directors is comprised of four directors, all of whom are independent directors. The Compensation Committee operates under a written charter adopted by the Board. The Compensation Committee's role and responsibilities are fully described in the Corporate Governance Matters section of the Proxy Statement.

         Committee Meetings

              The Compensation Committee Chair works with the outside compensation consultant ("consultant") and representatives from our Human Resources Department ("HR") to establish the meeting agenda. Typically, Compensation Committee meetings include the consultant, representatives from HR, and the CEO. The Compensation Committee regularly meets in executive session without Company Management.

              Each member receives and reviews detailed materials in advance of each meeting. These materials include information that the Chair, consultant, and HR representatives believe will be helpful to the Compensation Committee as well as materials that have been specifically requested by the Compensation Committee and are prepared by the consultant and HR representatives. The CEO provides information related to the performance of the executive officers and may also recommend base salary increases within guidelines established by the Compensation Committee and Board. Management provides recommendations regarding incentive plan designs and long-term strategic outcomes, related strategies, and performance measures for the Compensation Committee's consideration.

         Committee Consultants

              The Compensation Committee has been using independent outside compensation consultants for executive compensation for over 15 years. In 2004, the Compensation Committee solicited proposals to choose a new outside compensation consultant. At that time, the Compensation Committee chose Mercer Human Resource Consulting ("Mercer") to advise it on executive and director compensation to ensure our pay practices are generally aligned with prevailing industry standards. See Corporate Governance Matters section entitled "Role of Compensation Committee Consultant" on page 14. With the assistance of its consultant, the Compensation Committee reviews its plans each year to assure that it competitively pays and rewards executives and directors to act in the best interest of the stockholders and our customers. Mercer reports directly to the Compensation Committee and has not done any other work for the Company. Mercer's role is augmented by Towers Perrin, who is the Company's benefit consultant and actuary. Towers Perrin reports to the Compensation Committee on executive benefit matters.

         Committee Effectiveness

              On an annual basis there is a formal review of the performance of the Compensation Committee and the effectiveness of our compensation program in obtaining desired results. Performance is evaluated using an anonymous survey completed by the Compensation Committee members and compiled by the Corporate Secretary's Department. A summary of the results is then reviewed by the Compensation Committee to understand any gaps between the actual and desired results. Compliance with the Compensation Committee charter is also monitored annually.

Our Compensation Philosophy, Policies and Objectives

             As a publicly held, regulated electric utility company, enhancing stockholder value and maintaining excellent customer service are the ultimate objectives of our organization. In order to meet these objectives, it is critical that we be able to attract, motivate and retain highly talented individuals at all levels of the organization who are committed to our core values: Seize Opportunities; Talk Straight; and Deliver! The Committee believes that an effective compensation program should be designed to help achieve these goals by enabling us to:

    align the interests of our executive officers with the interests of stockholders;
    recruit the best talent for our jobs;
    retain high-performing executives by strongly rewarding exceptional performance;
    encourage executives to develop their skills and abilities; and
    encourage and support performance and decisions that strengthen the Company financially and strategically, including enhancing customer service.

             Our executive compensation program rewards the achievement of specific annual, long-term and strategic goals set by the Directors, which aligns executives' interests with those of the stockholders, with the ultimate objective of enhancing stockholder value. The following principles influence and guide the Committee's compensation decisions:

    We Focus on Outcomes Related to Our Strategic Plan - Performance measures are tied to achievement of outcomes targeted by our Strategic Plan, including our "vital few" objectives of:
    restore financial strength and investment grade status;
    search for new ways to serve our customers while achieving or surpassing SERVE standards (17 standards set with our regulators to comprehensively measure customer service, reliability, and safety) at the lowest possible cost;
    provide leadership in planning for Vermont's energy future; and
    respond to emerging workforce challenges.
    We Believe in a Pay-for-Performance Culture - At the core of our compensation philosophy is our guiding belief that pay should be directly linked to performance. Our compensation program should deliver top-tier compensation given to top-tier individual and company performance; likewise, where individual performance falls short of expectations and/or company performance lags the industry, the program should deliver lower tier compensation. This philosophy has guided many compensation-related decisions:
    Due to a difficult year in 2005, 2006 salaries were reduced by 10% for the CEO and 5% for other executive officers;
    A substantial portion of executive officer compensation is contingent on, and variable with, achievement of objective short- and long-term corporate and/or individual performance objectives;
    100% of our equity-based compensation is in the form of performance shares;
    We do not have any special employment or severance agreements with any of our executive officers. (However, executive officers do have Change-in-Control ("CIC") Agreements (see "Change-in-Control" section on page 32 for further explanation) and are covered under the Company's Layoff Policy which covers all employees.); and
    We regularly monitor the relationship between executive pay levels and corporate performance at Central Vermont compared to other electric utilities.
    Compensation and Performance-Based Pay Reflect Position and Responsibility - Total compensation and accountability generally increase with higher position and greater responsibility because those individuals are more able to affect the Company's results. Consistent with this philosophy:
    Total compensation is higher for individuals with greater responsibility and greater ability to influence the Company's achievement of targeted results and strategic initiatives.
    As position and responsibility increases, a greater portion of the executive officer's total compensation is performance-based pay, contingent on the achievement of performance objectives.
    Equity-based compensation is higher for persons with higher levels of responsibility, making a significant portion of their total compensation dependent on achieving key long-term objectives and stock appreciation.

              This is shown by the design of fixed versus variable pay for each level of officer.

	% Fixed	% Variable (at target) based on performance
	Base Salary	Annual Plan	LTIP Total
Chief Executive Officer Senior Vice President Vice President	39% 59% 64%	20% 18% 16%	41% 23% 20%

    Compensation Should be Competitive but also Reasonable and Responsible - It is essential that the Company's overall compensation levels reflect the value of the job in the marketplace and be sufficiently competitive to attract talented leaders and motivate those leaders to achieve superior results. At the same time, however, we believe that compensation should be set at responsible levels. Our executive compensation programs are intended to be consistent with the Company's constant focus on controlling costs.
    Compensation Disclosures are Clear and Complete - We believe that all aspects of executive compensation should be clearly, comprehensibly and promptly disclosed in plain English. We believe that compensation disclosures should provide all of the information necessary to permit stockholders to understand our compensation philosophy, our compensation-setting process and how much our executives are paid.

Setting Executive Compensation

         Determining Total Targeted Compensation Levels

             We are guided by the compensation philosophy described above to establish targeted total compensation levels (i.e., maximum achievable compensation) for each executive officer. Total compensation is comprised of base salary, an annual incentive plan and a long-term incentive plan. The level of each component of compensation is determined by the Committee based on a variety of factors as described below including the comparison of base salaries, total target and actual cash compensation (base salary plus target and actual annual incentives), and total compensation (total cash compensation plus the present value of long-term incentive grants) to the market through our annual benchmarking process.

         Benchmarking

             It is the policy of the Committee to recommend total compensation (by component) for approval by the full Board for the CEO and other officers within a range that surrounds the 50th percentile of compensation of similar positions in energy companies, adjusted to reflect the size of the Company as represented by revenues. We recognize that our compensation practices must be competitive in the marketplace. However, we do not believe that it is appropriate to establish compensation levels solely based on benchmarking. We also consider historical compensation levels, and the relative compensation levels among the Company's executive officers. We may also consider industry conditions, the financial strength of the Company, and the overall effectiveness of our compensation program in achieving desired performance levels.

             During the annual benchmarking process, we review the compensation levels of our executive officers against compensation levels at the companies in two study groups identified by our outside compensation consultant, Mercer - see section on "Committee Consultants" for more details. This review begins with a financial performance benchmarking study and pay-for-performance review against the peer groups identified by Mercer. Mercer then provides us with information regarding compensation programs and compensation levels at the 25th, 50th, and 75th percentile among companies in two study groups, described below.

             The companies in the first study group are: Otter Tail Corporation; CH Energy Group, Inc.; Duquesne Light Holdings, Inc.; Cleco Corporation; Idacorp, Inc.; El Paso Electric Company; MGE Energy, Inc.; Empire District Electric Company; Green Mountain Power Corporation; Unitil Corporation; and, Florida Public Utilities Company. They were chosen based on the following criteria:

    Industry classification (utilities and related industry SIC codes 4911-4991);
    Applicable sub-industry (electric or combined electric/gas utilities);
    Net Revenues (relative to guideline range of approximately 1/3 to 3 times CVPS's revenues); and
    Applicable business model (operations focused on electric transmission and distribution).

             The companies in the second study group are based on Mercer's Energy Compensation Survey, which reports the compensation levels for 286 benchmark positions in the broader energy market. The survey has over 120 participating organizations from various segments of the energy business. CVPS's senior executive positions are matched to survey benchmarks on a functional basis (i.e., having similar responsibilities and duties), as well by using annual revenue scopes. Revenue scope cuts are used by selecting a range with the intent that the annual revenue as Central Vermont approximates the median annual revenue of the companies in the subset. The range selected for each position varies based on the number of companies reporting information for that position (i.e., the fewer companies, the wider the range must be to ensure a large enough sample of organizations).

             To remain consistent from year to year, we use these two study groups as part of the annual marketplace study. The specific companies included in each group may change based on their size, relevance or other pertinent factors.

Elements of Our Executive Compensation Program

             The total executive compensation program is comprised of:

    a base salary based on benchmarking to energy companies of our size and an individual's qualifications, experience, and proven performance;
    an annual Management Incentive Plan ("MIP") with awards based on performance for the year;
    a Long-Term Incentive Program ("LTIP") with awards based on the value we deliver to our stockholders and customers over time; and
    competitive benefit programs.

Each of these is described below.

         Base Salary

              The Committee compares the base salary of each executive officer with that of executive officers in the appropriate peer group as outlined in the benchmarking section above. Within this range, the salary is determined based on the Committee's consideration of various factors including an evaluation of the individual's qualifications, experience, proven performance, internal equity among executives, the current financial condition of the Company, and the regulatory and external environment. The CEO makes compensation recommendations to the Committee for the executive officers who report to him. None of the executive officers are present at these deliberations. Within parameters set by the Committee and the Board, and considering overall CEO performance factors, the Chair recommends to the Committee the base salary for the CEO, who does not participate in the Committee's deliberations concerning his own compensation. The Board approves each of the executive officer's base salary including the CEO.

         Management Incentive Plan

               Our executive officers participate in the Company's annual MIP. The purpose of the MIP is to focus the efforts of the executive team on achieving challenging annual performance objectives. It is designed and intended to further the attainment of the customer service, financial, process improvement, and employee-related objectives of the Company, to assist the Company in attracting and retaining highly qualified executives, and to enhance the mutual interest of customers, stockholders, and eligible officers of the Company. In addition, this Plan supports the Company's performance-oriented culture by having a portion of cash compensation "at-risk" based on performance. When actual performance reaches or exceeds the annual performance objectives specified at the beginning of the year, an incentive payment is earned and awarded early the following year. A well-directed MIP, in conjunction with competitive salaries, provides a level of cash compensation that is competitive with the market and fully rewards the skills and efforts of the executives. Our Company's annual plan uses cash to reward performance achieved since it is a common practice to use cash for annual plans and stock for long-term plans.

               For 2006, the MIP consisted of two measurements: the Company Balanced Business Performance weighted 80%; and Individual Performance, at the discretion of the Board, weighted 20% for each of the officers. The MIP performance measures are described below.

     Company Balanced Business Performance. Includes a balanced set of corporate performance measures:
    customer (progress toward meeting and exceeding our customer service and reliability standards as set by the Vermont Public Service Board; our customers' level of satisfaction relative to all other electric utilities in the East Region as measured annually by J.D. Power & Associates; and by Vermont leaders' opinions of the Company on key issues as measured in even years by David Schaefer & Associates or by large commercial and industrial customers' satisfaction as measured by Metrix Matrix in odd years);
    financial (earnings and net cash provided by operating activities);
    process improvement (a measure of our "Right Way to Work" continuous improvement program); and
    employee measures (key questions from our employee survey and safety measures).

              For each performance measure, the threshold (or minimum standard) is set with a probability of 90%, target is set with a probability of 50%, and maximum with a probability of 10%. All of these measures are completely data-driven; none of these measures are discretionary.

     Individual Performance. Based on the advice and recommendation of the CEO for officers reporting to him, the Committee and the Board evaluate individual officer performance compared to performance objectives set early in the year, and also evaluate the performance of the CEO versus his performance objectives. Key performance objectives from the Company's Strategic Plan and of each officer's teams are incorporated into the officer's performance objectives. These objectives are organized to cover the following areas: accountability, empowerment, strategy, personal leadership, and teamwork. Specific sub-objectives and weightings for each of the objectives are set for each officer at the beginning of the year. The rating for each officer's individual performance is at the full discretion of the Board.

              Participants in the MIP are designated annually by the Board. The level of potential payout under the MIP is based on a benchmark of the incentive levels of officers employed by the peer groups described above. The range of payout based on performance is:

% of Salary
Position	Threshold	Target	Maximum
Chief Executive Officer Senior Vice President Vice President	0% 0% 0%	50% 30% 25%	100% 60% 50%

              The maximum payout is capped at target if the Company does not meet its pre-established financial measures. If the pre-established financial measures are met, the maximum is capped at 2 times the target payout. If a Change-In-Control occurs during the annual performance period, the participant will receive a pro rata payout at the target level.

               Over the past five years, officers have received the following percentage of target payouts based on performance (out of a possible 0-200%):

Year	% of Target
2006 2005 2004 2003 2002	119% - 124% 0% - 89% 133% - 148% 124%- 131% 102% - 127%

               In 2006, the named executive officers in the Summary Compensation Table ("SCT") were eligible to participate in the MIP except for Mr. Ryan who participates in the Company's annual employee incentive plan for key contributors since he is not an executive officer. Ms. Keefe's 2006 MIP payout was prorated based on her start date of June 5, 2006.

         Long-Term Incentive Program

               The Company's LTIP is designed to align executive compensation with the long-term performance of the Company. Starting in 2006, all of the LTIP is delivered in the form of contingent performance shares of the Company's Common Stock, to emphasize the performance culture of the Company. None of the measures in our LTIP are discretionary.

    50% of the value is in the form of performance shares dependent upon reaching certain relative TSR percentile targets over a three-year cycle versus a national group of all publicly traded electric and combination utilities.
    50% of the value is in the form of performance shares that are based on the achievement of key operational measures. For the 2006 through 2008 cycle, these measures include: returning our corporate credit rating to investment grade; the three-year average return on assets; customer satisfaction averaged over three years relative to all utilities in the East Region as measured by the J.D. Power & Associates survey; and, exceeding our customer service and reliability standards set by the Vermont Public Service Board for the three-year cycle.

               The Compensation Committee determines the value of the LTIP annual awards by comparing to officers' long-term incentive values at peer companies as described earlier. Our relative performance is also compared to peers.

               For 2006, the value of the LTIP is as follows:

	Threshold	Target	Maximum
Chief Executive Officer Senior Vice President Vice President	$0 0 0	$350,000 80,000 55,000	$525,000 120,000 82,500

In 2007, the value of the LTIP was changed as follows to address issues of internal equity among executives:

	Threshold	Target	Maximum
Chief Executive Officer Senior Vice President Vice President	$0 0 0	$250,000 90,000 60,000	$375,000 135,000 90,000

               In 2006 (at the beginning of the three-year 2006-2008 performance cycle), there was a contingent grant of a fixed number of performance shares of Common Stock. The named executive officers in the SCT all received performance shares for the 2006 through 2008 cycle, with the exception of Ms. Keefe and Mr. Ryan. Ms. Keefe did not due to the timing of her hiring and Mr. Ryan did not since he was never a qualified executive officer participant. (See page 39 for actual grants.) The number of shares actually awarded at the end of the performance cycle (year 2006-2008) is dependent on how the Company's performance compares to pre-established performance targets for 1) TSR and 2) operational measures. The payout ranges from 0-1.5 times the number of shares depending on performance with dividends payable on performance shares reinvested into additional performance shares over the three-year period. Once the award is earned, shares become fully vested. If an employee's employment is terminated mid-cycle due to retirement, death, disability or a CIC, that employee is entitled to receive a pro rata portion of shares at the target performance level. These performance shares are contingently granted at the first Board meeting after the end of the completed cycle and at the end of the three-year period the shares are awarded based on actual performance over the three-year period. Historically, the award of these shares has been in January following the end of the cycle.

               With respect to the TSR portion, the LTIP has had the following performance and related payouts over the past five years:

3 Year Cycle	Percentile Rank vs. All Other Electric & Combination Utilities	Multiple of Target Achieved
2004 - 2006 2003 - 2005 2002 - 2004 2001 - 2003 2000 - 2002	2% 7% 81% 100% 95%	0 0 1.7 2.0 2.0

               Note: The maximum potential was 2.0 times target until the 2003-2005 cycle when it was decreased to
                         1.5 times target. Operational performance shares were added starting with the 2005-2007 cycle.

         Stock Options

              Effective January 1, 2006 stock options are no longer granted to our executive officers as part of our LTIP. We now rely solely on performance shares. Prior to 2006 the stock option grant dates for officers was the date of the Company's Annual Meeting (determined by our By-laws as the first Tuesday in May). At that time the Compensation Committee approved the grant and key terms. The price of our stock options was 100% the average of the high and low (Fair Market Value) on the date of the grant. The Compensation Committee's policy is not to amend the exercise price of stock options after grant, except in the event of a stock dividend outside of the normal quarterly dividend payment, stock split, or other change in corporate structure or capitalization affecting the Common Stock.

              The Compensation Committee and the Board discontinued the use of stock options starting in 2006 because:

    stock options can reward management for stock price appreciation that might result from industry trends, rather than Company performance, the use of stock options is more appropriate for companies emphasizing stock price appreciation rather than companies emphasizing total stockholder return (stock price appreciation and dividends), and the Compensation Committee wanted to tie the long-term component of compensation to the achievement of operational goals and out-performing peer companies.

              SFAS No. 123R was considered but was not a major driver in our decision making.

Compensation Decisions Summary

              The compensation decisions made in 2006 and the first quarter of fiscal 2007 for the named executive officers were as follows:

    We decreased base salaries for the CEO by 10% and for the other named executive officers by 5% as of January 1, 2006 in response to external conditions at that time;
    The CEO voluntarily did not receive his annual performance-based incentive of at least $96,000 payable in early 2006 for 2005 performance through the MIP due to the financial hardships the Company experienced in 2005 resulting from a decision by our regulators to decrease our rates and a subsequent downgrade to non-investment grade;
    For 2007, we increased the base salaries for the CEO by 4% and for the other named executive officers excluding Mr. Ryan who was Acting CFO for part of 2006 by 7% on average reflecting considerations described earlier, 2006 base salary decreases and 2006 improved Company performance;

Name	Title	2007 Base Salary
Robert H. Young Pamela J. Keefe Joan F. Gamble Joseph M. Kraus Dale A. Rocheleau

President and CEO
Vice President, Chief Financial Officer, and Treasurer
Vice President - Strategic Change and Business Services
Senior Vice President - Operations, Engineering, and Customer Service
Senior Vice President for Legal and Public Affairs, and Corporate Secretary

$352,000 $200,000 $191,000 $217,000 $215,000

    For both 2006 and 2007 the annual incentive targets as a percentage of salary were kept at the same level they have been since 2000;
    The LTIP performance plan for 2004-2006 paid $0, since the preset targets for relative TSR for that period were not met; and
    In 2007, the value of the LTIP was reduced for the CEO by 29% and increased for the other named executive officers by 9-13% to address issues of internal equity.

Benefits

         Severance Arrangements

              None of our named executive officers have any special arrangements that provide for payment of severance payments except those under CIC agreements or the Company's Layoff Policy which applies to all CVPS employees.

         Pension Plan

              The Company pays the full cost of the Pension Plan for all qualifying employees. The Pension Plan is described in detail on page 43.

         Supplemental Retirement Plan

              The Officers' Supplemental Retirement Plan ("SERP") is designed to supplement the retirement benefits available through the Pension Plan to our designated executive officers. The SERP is a part of the Company's overall strategy for attracting and maintaining top managerial talent. See SERP discussion on page 43.

         Deferred Compensation

              Under the Deferred Compensation Plan for Officers and Directors of Central Vermont Public Service Corporation, each non-employee director may elect to defer all or a portion of their annual cash compensation, including Company stock granted as part of their retainer. Eligible executive officers may elect to defer up to 25% of their base salary; and 100% of their annual incentive pay and/or their Performance Share Plan awards. Amounts credited accrue interest at a rate equal to the prime interest rate plus 1%, or the share price on Central Vermont's Common Stock for the year, including dividend reinvestment. Deferred performance shares can only accrue interest using the share price and dividends on Central Vermont's Common Stock over the period of deferral. Eligible participants must make an annual irrevocable election to defer compensation that will be paid, earned, or awarded in the following year. Generally, payments will be made in the form of a lump sum cash distribution or annual cash installments upon retirement, resignation or the attainment of an age previously specified by the participant. This is an unfunded, nonqualified, deferred compensation plan to help Officers and Directors with financial planning by reducing short-term taxable income and deferring it to a later date (when it will be taxed as ordinary income). See Nonqualified Defined Contribution and Other Deferred Compensation Plans Table on page 45.

         Change-In-Control Agreements

              As with most publicly traded companies, the Company has CIC agreements with executive officers. The purpose of these agreements is to encourage senior executives to act in the best interest of stockholders with respect to a possible CIC without concern about the possible negative economic consequences they might suffer personally as a result of the change. The protections are designed to make executives economically neutral about whether or not a CIC event occurs, to eliminate "foot dragging" on the part of executives for transactions that are in the stockholders' interests and to prevent executives from prematurely leaving due to concerns about being left without a position or adequate severance.

              Central Vermont entered into CIC agreements with Messrs. Young and Kraus, and Ms. Gamble on April 5, 2000. These agreements continue in effect until the earlier of (i) the fifth anniversary of such date or (ii) the executive's normal retirement date under the Pension Plan. Commencing on the third anniversary of the date of the agreement, and on each anniversary thereafter, the term of the agreement is automatically extended, absent 60 days prior written notice by the Company, until the earlier of (x) three years from such renewal date or (y) the executive's normal retirement date. The Compensation Committee notified Messrs. Young and Kraus, and Ms. Gamble in writing on January 22, 2007 that their CIC agreements that end in April 2009 will not automatically renew and a complete review will be done and revisions possibly made to one or more of the components. The agreements provide that in the event of termination of employment, or a significant change in employment status as defined in the agreement, within three years following a CIC event, Messrs. Young and Kraus, and Ms. Gamble will receive 2.999 times their average W-2 compensation paid by the Company for the five calendar years preceding a CIC event. Stock options exercised in the two years preceding a CIC event are excluded from W-2 compensation for this calculation to eliminate the potential or appearance of officers exercising options solely to inflate CIC benefits. Certain legal fees and expenses incurred as a result of termination of employment are also paid by the Company. Non-vested restricted stock will become vested. In addition, officers receive a prorated portion at target of MIP and LTIP incentives. There is a conditional gross-up for excise tax on the termination payments under Section 4999 of the Internal Revenue Code only in circumstances where the CIC benefits are over the IRC Section 280(G) limits by more than 10%. Section 280G of the Internal Revenue Code denies a corporate tax deduction for any excess parachute payments provided under a CIC. Such payments are avoided if the total value of parachute payments is less than three times a "base amount." The base amount is the five-year average of taxable earnings for years prior to the CIC. In the case a parachute payment is three or more times the base amount, the excess payment is the total payment minus one times the base amount. Recipients of excess parachute payments are subject to a 20% excise tax on the excess amount under Internal Revenue Code Section 4999.

               The provisions of the agreement do not apply if the executive officer retires, dies, becomes unable to perform his or her duties, voluntarily resigns, or is dismissed for cause following a CIC (except for the voluntary termination clause described below).

               In exchange for agreeing to provide consulting services as requested by the Company for one year post-termination and refraining from working in competition with, or for a competitor of the Company for one year post-termination, the agreement permits continued participation in and retention of benefits under the Deferred Compensation Plan, SERP, life insurance, and health and disability plans for a period of three years. In addition, officers with less than 10 years of service at the time of termination are due a lump sum payment equal to the excess actuarial value of Pension Plan benefits at age 65 (as if the officer had 10 years of service) versus the value of Pension Plan benefits at age 65 that have actually been earned to date.

               Executive officers receive the compensation and benefits described above based on a double trigger of events (1) that a CIC is deemed to occur and (2) there is a termination event or the "walk away" provision is triggered. A CIC under the agreements is deemed to occur if:

    any person, corporation, partnership, or group acquires 20% or more of the combined voting power of Central Vermont's outstanding voting securities;
    there is a change in the membership of the Board over a period of two consecutive years in which the members of the Board at the beginning of the period cease for any reason to be at least two-thirds of the Board at the end of the period (although this section does not apply if the nomination of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period);
    a third party acquires ownership or voting power of 10% or more of the outstanding voting securities of the Company, and subsequently is a "public utility holding company" within the meaning of the Public Utility Holding Company Act of 1935, or the Company loses its exemption from or is required to register under that Act;
    a reorganization, merger, or consolidation, other than a reorganization, merger, or consolidation following which the individuals and entities that were the beneficial owners of the outstanding voting securities of the Company immediately prior to such reorganization, merger, or consolidation, beneficially own, directly or indirectly, more than 60% of the outstanding voting securities of Central Vermont resulting from such reorganization, merger, or consolidation, in substantially the same proportions as their ownership immediately prior to such reorganization, merger, or consolidation; or
    a complete liquidation or dissolution of the Company or sale or other disposition by one transaction or a series of related transactions of all or substantially all of the assets of the Company, as determined by the Board, other than a sale or other disposition to a company, which following such sale or other disposition, the individuals and entities that were the beneficial owners of the outstanding voting securities of Central Vermont immediately prior to such sale or other disposition, beneficially own, directly or indirectly, more than 60% of the outstanding voting securities of such company in substantially the same proportions as their ownership in the Company immediately prior to such sale or other disposition.

A Termination Event shall mean any of the following within the thirty-six month period following a CIC:

    the loss by the Executive of his position by reason of demotion, or the withholding, adverse alteration or reduction of responsibility, authority, or compensation (including any compensation or benefit plan in which the Executive participates or substitute plans adopted prior to the CIC) to which the Executive was entitled immediately prior to a CIC of the Company or to which he would normally be entitled from time to time by reason of his office;
    the relocation of the Company's principal executive offices more than 25 miles away from the current offices or the Company requiring the executive to be based anywhere other than within 25 miles of the Company's principal executive offices except for the required travel on the Company's business to an extent substantially consistent with his present business travel obligations;
    the failure of any other company, business, corporation, partnership, individual, or group which succeeds substantially to the interest of the Company or into which it is merged or consolidated, to expressly assume all rights, duties, privileges and obligations set forth in this Agreement;
    the termination of the Executive's employment for any reason during the 30 day period commencing on the first anniversary of the CIC if, on the first anniversary of the CIC, a majority of the Company's (or if the Company's shares are not publicly traded, the Company's ultimate parent whose shares are publicly traded) board of directors were not members of the Board immediately prior to the CIC.

               Executive officers also have the option to voluntarily terminate their employment with the Company (or "walk away") in the 30-day period commencing on the first anniversary of the CIC event and receive CIC benefits capped at the IRC Section 280(G) limit.

               CIC agreements with Mr. Rocheleau and Ms. Keefe were entered into as of November 17, 2003 and June 5, 2006, respectively. Their CIC benefits are the same as described above with the exception that they will receive one times their average annual compensation for the preceding five or fewer years of service. Mr. Ryan does not have a CIC agreement.

               See also "Potential Payments Upon Termination or Change-in-Control" on page 45.

         Other Benefits

               Executive officers participate in all other benefit programs available to all employees. The only difference not already discussed is Company paid life insurance of 4 times salary for the CEO, and 3 times salary for the other executive officers versus the 1.5 times salary for all other employees.

         Other Perquisites

              It is the general policy of the Compensation Committee not to compensate executive officers through the use of perquisites, except that a car is provided to the CEO at a value of $4,890 in 2006. No perquisites are provided to any other executive officer.

Stock Ownership Guidelines

               In January 2006, the Compensation Committee revised the Company's stock ownership guidelines for every executive officer to be based on a set number of shares as follows:

Chief Executive Officer Senior Vice President Vice President	34,000 shares 10,000 shares 9,000 shares

              These numbers were calculated approximating a multiple of base salary (two times annual base salary for CEO and one times annual base salary for all other officers) and the price at the time of $20 per share. The number of required shares is reviewed annually.

              Officers may count the value of shares owned, shares which are deferred pursuant to the Deferred Compensation Plan, stock owned in the 401(k) Plan, stock options exercised and held, Restricted Stock, stock purchased outright, and Performance Shares awarded and held as part of total stock ownership toward meeting these requirements. Unexercised stock options are not counted in calculating ownership nor are contingently granted performance shares.

              Executive officers have five years from December 2004 or their hire date (if after December 2004) in which to meet the ownership guidelines. Of the current named executive officers, Ms. Gamble and Mr. Kraus currently meet the guidelines. Messrs. Rocheleau and Young have until December 2009 to meet this guideline. Ms. Keefe has until June 2011 to meet the guideline. The guide does not apply to Mr. Ryan as he is not an executive officer.

Tax Matters

               Central Vermont seeks to maximize the tax-deductibility of compensation paid to its executives. Section 162(m) of the IRC, as amended, generally limits the Company's federal income tax deduction for compensation paid in any taxable year to any one of the five highest paid executive officers named in the SCT to $1 million. The limit does not apply to specified types of exempt compensation, including payments that are not included in the employee's gross income, payments made to or from a tax-qualified plan, and qualified performance-based compensation. Under the tax law, the amount of a qualified performance-based award must be based entirely on an objective formula, without any subjective consideration of individual performance. The Compensation Committee has carefully considered the impact of this law. As the annual cash compensation of each of our executive officers is below $1 million, the limitation imposed by Section 162(m) is not currently applicable. In addition, the stock options previously granted under Central Vermont's stock option plans are designed as exempt qualified performance-based compensation. The tax implications for officers were not taken into consideration when setting compensation, except within the design of the CIC agreements and the Deferred Compensation Plan.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

               The Compensation Committee has reviewed and discussed the Compensation Discussion & Analysis ("CD&A") with management, and based on this review and discussion, the Compensation Committee has recommended to the Board that the CD&A be included in the Company's annual report on Form 10-K and proxy statement.

COMPENSATION COMMITTEE MEMBERS: Robert L. Barnett, Chair Frederic H. Bertrand Bruce M. Lisman William J. Stenger

Summary Compensation Table

               The SCT shown below is substantially different than in past years. The most notable difference is the inclusion of future compensation that has not been realized or in certain instances may never be realized as follows:

    compensation based on Company performance over a three-year period and may not be received by the named executive at the end of that period, if performance criteria are not met;
    stock options that have not been exercised and therefore no value has been recognized; and
    the values shown in "Change in Pension Value" which the named executive officers will receive upon retirement.

               For example, Mr. Young earned $584,415 in 2006 as shown in Footnote 1 to the SCT below rather than the amount shown in the Total column of the SCT.

The SCT below includes both actual and unrealized compensation:

SUMMARY COMPENSATION TABLE

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position	Year	Salary ($) (2)	Bonus ($) (3)	Stock Awards ($) (4)	Option Awards ($) (5)	Non-Equity Incentive Plan Compen- sation ($) (6)	Change in Pension Value and Non- qualified Deferred Compen- sation Earnings ($) (7)	All Other Compen- sation ($) (8)	Total ($) (1)
Robert H. Young President and CEO	2006	$356,642	$ 0	$366,653	$0	$210,000	0 (a)	$17,773	$951,068
Pamela J. Keefe Vice President, CFO, and Treasurer	2006	105,502	47,500	3,529	0	28,400	0 (b)	824	185,755
Joan F. Gamble Vice President -Strategic Change and Business Services	2006	179,139	0	41,950	0	55,100	33,460	9,486	319,135
Joseph M. Kraus Senior Vice President Operations, Engineering, and Customer Service	2006	206,212	0	62,649	0	75,500	38,661	8,430	391,452
Dale A. Rocheleau Senior Vice President for Legal and Public Affairs, and Corporate Secretary	2006	197,192	0	68,051	0	72,800	26,847	9,779	374,669
Edmund F. Ryan Acting Chief Financial Officer *	2006	112,495	20,000	0	0	14,661	38,584	5,182	190,922

* Mr. Ryan served in this capacity from October 2005 to June 2006.
(1)

For the year 2006, the table below shows the compensation paid plus the compensation earned in 2006 and paid in 2007. The rest of the compensation shown in the SCT may not ever be received by the executive, based on performance and longevity.

2006 Total Compensation Other Than Contingent Compensation

Name	Column (c) Salary	Column (d) Bonus	Column (g) Non-Equity Incentive Plan Compensation	Column (i) All Other Compensation	2006 Total Compensation Other Than Contingent Compensation
Robert H. Young	$356,642	$ 0	$210,000	$17,773	$584,415
Pamela J. Keefe	105,502	47,500	28,400	824	182,226
Joan F. Gamble	179,139	0	55,100	9,486	243,725
Joseph M. Kraus	206,212	0	75,500	8,430	290,142
Dale A. Rocheleau	197,192	0	72,800	9,779	279,771
Edmund F. Ryan	112,495	20,000	14,661	5,182	152,338

(2)

Includes for Mr. Young, director's retainers and fees in the amount of $20,000 paid by Vermont Electric Power Company, Inc. and $25,753 paid by Vermont Yankee Nuclear Power Corporation.

These amounts include deferrals into our 401(k) Plan.

(3)

There were no bonuses paid to the named executive officers except as part of a non-equity incentive plan with the exception of Mr. Ryan and Ms. Keefe. The bonus earned by Mr. Ryan was earned for his services as Acting Chief Financial Officer. A relocation/hiring bonus of $47,500 was paid to Ms. Keefe (25% of her salary) as part of her hiring.

(4)

The amounts shown in column (e) reflect the dollar amount recognized for financial statement reporting purposes for fiscal year-ended December 31, 2006, in accordance with SFAS No. 123R of awards pursuant to the Long-Term Incentive Plan as described in Note 9 - Share-Based Compensation to the Consolidated Financial Statements for the fiscal year-ended December 31, 2006 included in our Annual Report on Form 10-K filed with the SEC by or on March 16, 2007.

SFAS No. 123R requires recording expense for TSR performance shares with market condition whether or not the executives actually earn the amounts shown. The 2006 amounts recorded for the three cycles of our three-year performance share plans are as follows:

Allocation of Performance Share Expense Recorded in 2006 by Plan

Name	2004-2006 Plan (i)	2005-2007 Plan (ii)	2006-2008 Plan (ii)	Total
Robert H. Young	$65,430	$108,426	$95,372	$269,228
Joan F. Gamble	10,501	16,390	15,059	41,950
Joseph M. Kraus	15,348	25,215	22,086	62,649
Dale A. Rocheleau	15,348	25,215	22,086	62,649

Ms. Keefe was not eligible due to mid-year hire date.
	(i)	The actual payout for the 2004-2006 Plan was $0 for all of the named executive officers since the performance targets were not met for that cycle.
	(ii)	These recorded amounts are not representative of what may eventually be earned based on performance.

In addition to these amounts, the SCT also includes restricted stock awards for three executives. The stock award in the amount of 4,500 shares or $97,425 of Common Stock for Mr. Young was earned in 2006 for his services related to successfully completing the profitable sale of our former subsidiary Catamount Energy Corporation. The full amount was expensed in year 2006. Ms. Keefe received 1,000 shares or $18,150 of Common Stock with a three-year cliff vest as part of her employment agreement. $3,529 was expensed in year 2006. Mr. Rocheleau received 892 shares which vested November 17, 2006 and as a result $5,402 was expensed in year 2006. Dividends at normal rates are paid on restricted stock and are included in the "All Other Compensation" column of the SCT.

(5)

Each currently named executive officer has the following number of stock options outstanding: Mr. Young, 344,185 shares; Ms. Gamble, 32,977 shares, Mr. Kraus, 42,964 shares; and, Mr. Rocheleau, 19,104 shares. Ms. Keefe and Mr. Ryan do not hold options. The total outstanding stock options for the executive officers as a group including those not named in this proxy is 470,507.

Refer to Note 9 - Share-Based Compensation to the Consolidated Financial Statements Annual Report on Form 10-K filed on or by March 16, 2007 for the relevant assumptions used to determine the valuation of stock option awards granted in 2005 and 2004. As described in the CD&A, we no longer grant stock options as part of our LTIP.

(6)

Payment for 2006 performance made on March 8, 2007 under the Management Incentive Plan. The amounts in column (g) reflect Company performance for 2006 at 124% of target which represents 80% of the overall weighting for the MIP. The other 20% was based on each individual officer's performance as evaluated by the Compensation Committee for the CEO and on the advice and recommendation of the CEO for the named executive officers reporting to the CEO. Ms. Keefe's payout was prorated 6/12ths reflecting her hire date of June 5, 2006. See MIP section under CD&A.

(7)

The amounts in column (h) reflect the actuarial change in the present value of each named executive officer's benefits under all pension plans established by the Company determined using interest rate and mortality rate assumptions consistent with those used in the Company's financial statements (except that we used a retirement age equal to the earliest unreduced retirement age (60 years)). This column includes amounts which the named executive officer may not currently be entitled to receive.

(a)

The actual change in Mr. Young's pension actuarial value under his SERP was a decrease of $80,398 offset by an increase in the qualified pension of $62,521 equating a net decrease of $17,877. The decrease in the SERP is due to the 10% decrease in Mr. Young's base pay from 2005 to 2006 and assumption changes in the discount rate used by the Company for Pension accounting purposes.

The SERP portion of the pension actuarial value for other executives was impacted to a smaller degree due to the 5% decrease in base pay from 2005 to 2006.

	(b)	Ms. Keefe's amount is zero because she is not yet a participant in the Pension Plan or SERP due to her hire date of June 5, 2006.
(8)	The table below shows the components of this column as described by the footnotes below. All Other Compensation Components
	(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Name	Perquisites and Other Personal Benefits (i)	Tax Reim- bursements (ii)	Discounted Securities	Paid / Accrued Under - Retirement - Resignation - Severance - Constructive - Termination - CIC	Company Contribution to Defined Contribution Plans (iii)	Insurance Premiums (iv)	Dividends (v)	Total
Robert H. Young	$4,890	$42	0	0	$8,608	$2,163	$2,070	$17,773
Pamela J. Keefe	0	0	0	0	0	364	460	824
Joan F. Gamble	0	0	0	0	8,609	877	0	9,486
Joseph M. Kraus	0	42	0	0	8,075	313	0	8,430
Dale A. Rocheleau	0	0	0	0	8,805	974	0	9,779
Edmund F. Ryan	0	0	0	0	4,971	211	0	5,182
(i)	Mr. Young has use of a Company vehicle. Valuation is consistent with IRS Publication 15b - Employer's Tax Guide to Fringe Benefits.
(ii)	Tax gross-up related to an incentive for participation in the Company's Wellness Program.
(iii)	Company matching contributions to the Employee Savings and Investment Plan (401(k)).
(iv)

The Company provides life insurance for Mr. Young at four times his salary and at three times salary for Ms. Gamble, Ms. Keefe, Mr. Kraus, and Mr. Rocheleau. Mr. Young's insurance is provided through a split-dollar policy, Mr. Kraus through a combination of split-dollar and Company group-term life insurance, and the remaining officers through Company group-term life insurance. All officers and Mr. Ryan are taxed for the premiums paid by the Company for insurance above $50,000. Mr. Ryan receives the same life insurance benefits as all other employees (one and one-half times salary).

Under the split-dollar policies, the Company's Rabbi Trust would receive the excess above the life insurance payment to the beneficiary. Amounts entered in this column represent the Company's taxable amount of benefit. Ms. Keefe represents prorated amount based on hire date June 5, 2006.

(v)	Dividends related to restricted stock.

         Salaries

               Salaries paid to our named executives are set forth in the SCT. For 2006, salaries paid to our named executives accounted for the following percentages of their total compensation: Mr. Young (37%); Ms. Keefe (57%), Ms. Gamble (56%); Mr. Kraus (53%); Mr. Rocheleau (53%); and Mr. Ryan (59%).

Grants of Plan-Based Awards During 2006

               The following table provides information on incentive and equity awards granted in 2006 to each of our named executive officers.

GRANTS OF PLAN-BASED AWARDS DURING 2006

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Name	Grant Date	Estimated future payouts under non-equity incentive plan awards (1)			Estimated future payouts under equity incentive plan awards (2)			All other stock awards: Number of shares of stock or units (#) (3)	All other option awards: Number of secure- ties un- derlying options (#)	Exercise or base price of option awards ($/Sh)	Grant date fair value of stock and option awards ($) (3)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Robert H. Young	1/18/06 2/27/06 ---	$0	$169,000	$338,000	3,219	21,462	32,192	0 4,500	0 0	0 0	$ 0 97,425
Pamela J. Keefe *	6/5/06 ---	0	48,000	95,000				1,000	0	0	18,150
Joan F. Gamble	1/18/06 ---	0	45,000	90,000	508	3,389	5,083	0	0	0	0
Joseph M. Kraus	1/18/06 ---	0	62,000	124,000	746	4,970	7,455	0	0	0	0
Dale A. Rocheleau	1/18/06 ---	0	59,000	118,000	746	4,970	7,455	0	0	0	0
Edmund F. Ryan *
* Ms. Keefe was not eligible to participate in the 2006-2008 cycle. Mr. Ryan is not eligible to participate in the LTIP.
(1)

This column shows the threshold, target, and maximum potential payout for 2006 performance under the MIP as described in the section entitled "Management Incentive Plan" in the CD&A. The actual MIP payout for 2006 performance is reflected in the SCT column (g).

(2)

This column shows the threshold, target, and maximum potential payouts for the 2006-2008 cycle of the LTIP. The amount of these awards that were expensed according to SFAS No. 123R is explained in footnote 4 of the SCT.

(3)

For Mr. Young, the amount shown in column (i) represents a restricted stock award received on February 27, 2006 for the successful sale of our subsidiary, Catamount Energy Corporation with a two-year cliff vesting schedule. For Ms. Keefe, the amount shown in column (i) represents a restricted stock award received on June 5, 2006 as part of her employment agreement with a three-year cliff vesting schedule. The amounts in column (l) are calculated using the weighted average grant date fair value of $21.65 for Mr. Young and $18.15 for Ms. Keefe.

Outstanding Equity Awards at Fiscal Year -End Table

               The following table shows the value of all outstanding unexercised option grants awarded to the executive officers prior to 2006, unvested stock awards, and unvested equity incentive awards.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2006

(a)	(b)	(c)	(d)	(e)		(f)	(g)	(h)	(i)	(j)
	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexer- cisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Closing Price on Date of Grant ($)	Option Exercise Price ($)	Option Expiration Date (2)	Number of Shares or Units of Stock that Have Not Vested (#) (3)	Market Value of Shares or Units of Stock That Have Not Vested ($) (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (6)
Robert H. Young	35,500 53,000 31,860 30,300 26,200 32,300 51,470 59,520 24,035			$11.0000 14.6250 10.5625 10.8125 16.1500 19.2700 17.4900 20.1100 21.5200	$11.0000 14.6250 10.5625 10.7500 16.1050 19.0750 17.4900 20.1500 21.4450	5/6/2007 5/5/2008 5/4/2009 5/2/2010 5/1/2011 5/7/2012 5/6/2013 5/4/2014 5/3/2015	4,500 0 0 0 0 0 0 0 0 0	$105,975 --- --- --- --- --- --- --- --- ---	4,628 8,428 13,950	$108,989 198,479 328,523
Pamela J. Keefe *	0	0	0	---	---	---	1,000	23,550
Joan F. Gamble	6,500 3,900 4,300 5,150 9,350 3,777			14.6250 16.1500 19.2700 17.4900 20.1100 21.5200	14.6250 16.1050 19.0750 17.4900 20.1500 21.4450	5/5/2008 5/1/2011 5/7/2012 5/6/2013 5/4/2014 5/3/2015	0 0 0 0 0 0	--- --- --- --- --- ---	743 1,184 2,202	17,498 27,883 51,857
Joseph M. Kraus	5,900 6,200 11,760 13,610 5,494			16.1500 19.2700 17.4900 20.1100 21.5200	16.1050 19.0750 17.4900 20.1500 21.4450	5/1/2011 5/7/2012 5/6/2013 5/4/2014 5/3/2015	0 0 0 0 0	--- --- --- --- ---	1,086 1,821 3,231	25,575 42,885 76,090
Dale A. Rocheleau	13,610 5,494			20.1100 21.5200	20.1500 21.4450	5/4/2014 5/3/2015	0 0	--- ---	1,086 1,821 3,231	25,575 42,885 76,090
Edmund F. Ryan *
* Ms. Keefe was not eligible to participate in the LTIP 2006-2008 cycle and Mr. Ryan was not eligible to participate.
(1)	Options vest and become exercisable immediately upon grant.
(2)	The expiration date of each option occurs ten years after the date of each option grant.
(3)	Restricted Stock Awards

Executive Officer Robert H. Young Pamela J. Keefe	Date of Award 2/27/06 6/5/06	Shares 4,500 1,000	Term Two-year cliff vest (i) Three-year cliff vest	Expires 2/27/08 6/5/09	Closing Stock Price on Date of Award $21.90 18.15
Dividends at normal rates are paid on restricted stock. (i) As Mr. Young is retirement eligible, if he leaves before the two year vesting schedule, he is entitled to this amount.

(4)	Market value of stock calculated by multiplying the closing market price on December 29, 2006 of $23.55.
(5)

The table below shows the restricted performance units cycles and payouts.

These contingent shares payout based on the Total Shareholder Return and Operational Measures criteria as described in the Long-Term Incentive Program section of the CD&A.

The contingent grant of the units listed in this table are given annually at the beginning of each three-year cycle. Based upon satisfying pre-established performance targets, the actual number of shares at the end of the cycle may range from zero to 1.5 times of the number of units granted, plus dividend reinvestment. Below threshold performance warrants no payout. The participants are deemed to have earned and are entitled to receive a pro-rata portion of the stock units that are potentially earnable relating to the performance cycle in effect as of the CIC of Central Vermont as defined under the stock award plan. See also "Potential Payments Upon Termination or Change-in-Control" table on page 45.

Name	Cycle	Restricted Units (#) TSR/Op. Meas.	Units (#) Earned	Units (#) Accrued (i)	Total Units (#)	Restricted Unit Value ($)
Robert H. Young	2004-2006 (ii) 2005-2007 2006-2008 Total	8,100/0 8,600/4,300 9,500/9,500 40,000	4,050/0 2,580/4,300 2,850/9,500 23,280	578/0 955/593 369/1,231 3,726	4,628/0 8,428 13,950 27,006	$108,989 (ii) 198,479 328,523 635,991
Pamela J. Keefe *
Joan F. Gamble	2004-2006 (ii) 2005-2007 2006-2008 Total	1,300/0 1,300/650 1,500/1,500 6,250	650/0 390/650 450/1,500 3,640	93/0 54/90 58/194 489	743/0 1,184 2,202 4,129	17,498 (ii) 27,883 51,857 97,238
Joseph M. Kraus	2004-2006 (ii) 2005-2007 2006-2008 Total	1,900/0 2,000/1,000 2,200/2,200 9,300	950/0 600/1,000 660/2,200 5,410	136/0 83/138 86/285 728	1,086/0 1,821 3,231 6,138	25,575 (ii) 42,885 76,090 144,550
Dale A. Rocheleau	2004-2006 (ii) 2005-2007 2006-2008 Total	1,900/0 2,000/1,000 2,200/2,200 9,300	950/0 600/1,000 660/2,200 5,410	136/0 83/138 86/285 728	1,086/0 1,821 3,231 6,138	25,575 (ii) 42,885 76,090 144,550
Edmund F. Ryan *

* Ms. Keefe and Mr. Ryan were not eligible to participate.
	(i)	Units accrued as a result of dividends earned and reinvested through the close of the cycle. The 2006 annual dividend rate was $0.92.
	(ii)	There was no payout for the 2004-2006 TSR cycle. The 2004 LTIP did not include operational measures.
(6)

Market value of performance units calculated by multiplying the closing market price on December 29, 2006 of $23.55 as shown in footnote 5 above. This is not representative of what may actually be awarded based on performance (e.g. 2004-2006 cycle had no payout based on performance).

OPTION EXERCISES AND STOCK VESTED AT FISCAL YEAR END 2006
(a)		(b)	(c)	(d)	(e)
		Option Awards		Stock Awards
Name		Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Robert H. Young	Options Stock	12,000 0	$69,120 0	0 0	0 0
Pamela J. Keefe *
Joan F. Gamble	Options Stock	8,200 0	74,520 0	0 0	0 0
Joseph M. Kraus	Options Stock	7,700 0	68,415 0	0 0	0 0
Dale A. Rocheleau	Options Stock	0 0	0 0	0 892	0 $19,446 (i)
Edmund F. Ryan *
*	Ms. Keefe and Mr. Ryan were not eligible to participate.
	(i)	The value in column (e) is calculated using the FMV of $21.80 on vest date of 11/17/06 for a three-year restricted stock award Mr. Rocheleau received as part of his employment agreement.

Pension Plan and Officers' Supplemental Executive Retirement Plan

               The Pension Plan of Central Vermont Public Service Corporation and Its Subsidiaries (the "Pension Plan") as amended through December 31, 2005 is a defined benefit plan which covers all full-time employees of the Company who have at least one year of service during which at least 1,000 hours was worked. The Pension Plan is a final average pay plan whereby each participant's benefit is determined based on their highest consecutive five-year average pensionable pay and years of service. The formula is (1.45% times Final Average Pay) plus (0.3% times Final Average Pay over the Wage Base) times (years of service up to 30 years) plus (0.5% times Final Average Pay times years of service over 30). Central Vermont's Pension Plan allows employees to retire with a reduced benefit at age 55 and 10 years of service. Full benefits accrue at age 60. Lump sum payouts are allowed.

               All participants in the Pension Plan whose covered pay exceeds the limit imposed under IRC Section 401(a)(17) are eligible to participate in the Officer's Supplemental Executive Retirement Plan (the "SERP"). The SERP mirrors the Pension Plan except that it is not restricted by the IRC covered pay limit ($220,000 in 2006). The SERP and the Pension Plan are coordinated to provide a total pension benefit based on the Pension Plan formula using covered pay without regard to the IRC limit. The SERP benefit is equal to the total pension benefit using the Pension Plan formula without regard to the IRC covered pay limit, minus the pension benefit available under the Pension Plan, which applies the IRC limit.

               The table below shows the present value of accumulated benefits for each participant's benefit accrued-to-date. The present value of accumulated benefits was computed as of the same pension plan measurement date used for financial statement reporting purposes with respect to the Company's audited financials for the most recently completed fiscal year. Also, the assumptions used were the same as those used for financial reporting purposes under generally accepted accounting principles, except that we assumed that participants would retire at age 60, the plan's earliest unreduced retirement age.

PENSION BENEFITS

(a)	(b)	(c)	(d)	(e)
Name	Plan Name	Number of Years Credited Service (#)	Present Value Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Robert H. Young (1, 2)	Qualified SERP	19.25 19.25	$ 822,217 1,440,786	$0 0
Pamela J. Keefe (3)	Qualified SERP	0.33 0.33	0 0	0 0
Joan F. Gamble	Qualified SERP	17.33 17.33	386,901 8,864	0 0
Joseph M. Kraus (1)	Qualified SERP	25.17 25.17	693,479 340,656	0 0
Dale A. Rocheleau	Qualified SERP	2.92 2.92	66,661 12,555	0 0
Edmund F. Ryan (4)	Qualified SERP	18.92 18.92	217,065 0	0 0
(1)

The SERP provides a grandfathered benefit for certain executive officers who participated in the plan as of January 1, 1998. Messrs. Young and Kraus are eligible for the grandfathered benefit upon retirement from the Company after attainment of age 55 with 10 or more years of service. These individuals receive the greater, on an actuarial present value basis, of the grandfathered benefit and the benefit provided under the basic SERP provisions. The grandfathered benefit includes both a pension and death benefit as described below.

(i)

Grandfathered Pension Benefit - An annual payment equal to a specified percentage of the individuals final year's base salary (excluding MIP compensation and other forms of remuneration) payable upon attainment of age 65 for a period of 15 years. The applicable percentages are 44% for Mr. Young and 33% for Mr. Kraus. The grandfathered pension benefit is reduced by the value of any Pension Plan benefit attributable to MIP compensation. The benefit is further reduced by 5% per year for payment upon early retirement before age 65.

(ii) Grandfathered Death Benefit - $167,667 payable to the designated beneficiary upon the death of the executive officer following retirement.
(2)	Mr. Young is currently eligible for early retirement under the Pension Plan and the SERP because he has attained age 55 and has completed more than 10 years of service.
(3)	Ms. Keefe has no accumulated benefit because she joined the Company on June 5, 2006 and is not yet a participant in the Pension Plan or SERP.
(4)	Mr. Ryan was not eligible for SERP because he did not exceed the IRC covered pay limit of $220,000.

Nonqualified Defined Contribution and Other Deferred Compensation Plans

               The following table illustrates details for the executive officers who have deferred compensation (in the current year and/or in prior years) under the Company's unfunded, nonqualified, Deferred Compensation Plan for Officers and Directors. Irrevocable deferral elections are made by eligible executives in December of each year for cash amounts to be earned, or granted if in regard to LTIP awards, in the following year. Officers may elect to defer up to 25% of their base salary and may also elect to defer 100% of their annual incentive pay and LTIP awards.

               Investment options available under the Plan may vary depending upon the type of compensation deferred. Investment options for base salary and annual incentives are a fixed rate of return equal to prime rate plus 1% or the share price of the Company's Common Stock for the year, including dividends which are credited on the date dividends are paid to the Company's stockholders. Participants may change the investment option on their existing balance in a subsequent election during the annual election period each December. The only investment option for LTIP awards is the share price of the Company's Common Stock for the year.

               Payments are made in the form (lump sum cash distribution or annual cash installments) and timing (upon retirement, resignation or the attainment of an age) previously specified by the participant in an irrevocable election. Exceptions to this are 1) in the case of a CIC where the Company has the option of making the payment in the form of an immediate lump sum payment, 2) the death of a participant where the remaining balance will be paid in a lump sum as soon as practicable to the beneficiary or 3) when a participant chooses an in-service distribution date but leaves the Company before this date, therefore receiving a payment as soon as practical following the termination date pursuant to the Plan.

NONQUALIFIED DEFINED CONTRIBUTION AND OTHER DEFERRED

COMPENSATION PLANS FISCAL YEAR 2006

(a)	(d)	(f)
Name (1)	Aggregate Earnings in Last FY ($)	Aggregate balance at Last FYE ($)
Robert H. Young	$ 0	$ 0
Pamela J. Keefe *
Joan F. Gamble	20,814	376,384
Joseph M. Kraus	0	0
Dale A. Rocheleau	0	0
Edmund F. Ryan *

*	Ms. Keefe and Mr. Ryan were not eligible to participate.
(1)

None of the named executive officers participated in the Plan during 2006. Over a three-year period from 2003 to 2005, Ms. Gamble deferred $304,733 in compensation. In January 2005 Ms. Gamble deferred receipt of her MIP and LTIP payouts in January 2005 which was reported in last year's SCT under the Bonus and LTIP Payouts column. Ms. Gamble was not a named executive officer in 2004. Ms. Keefe was not eligible due to her hiring date of June 5, 2006. As Acting Chief Financial Officer, Mr. Ryan was not eligible to participate.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

               Payments and benefits upon ordinary termination of employment, involuntary termination and retirement include the following that are provided to all salaried employees on a non-discriminatory basis:

    Accrued salary and vacation pay;
    Benefits under the Company's layoff policy;
    Target annual incentive payment prorated for portion of year worked in year of retirement (not regularly available if involuntary termination);
    Regular benefits under the qualified Pension Plan. See "Pension Benefits" on page 44;
    Distributions of plan balances under the Employee Savings and Investment Plan (401(k)); and
    Health and welfare benefits provided to all retirees including retiree medical, dental and life insurance.

               Distributions of plan balances under the Company's unfunded, nonqualified Deferred Compensation Plan are available following ordinary termination of employment, involuntary termination and retirement. The plan balances as of December 31, 2006 are shown on page 45.

               A pro-rata portion of performance shares at target level is provided to executive officers whose employment ends mid-cycle due to retirement, death, or disability. Any grants of restricted stock to executive officers are automatically vested upon the same events. The value of these equity awards upon a retirement, death, or disability event as of December 31, 2006 is as follows:

	Equity Awards Payable Upon
	Retirement	Death or Disability
Mr. Young	$503,812	$503,812
Ms. Keefe	N/A*	23,550
Ms. Gamble	N/A*	61,345
Mr. Kraus	N/A*	92,483
Mr. Rocheleau	N/A*	92,483
Mr. Ryan	N/A*	0

* Has not satisfied the requirements for retirement as of December 31, 2006 (age 55 or older with 10 or more years of service)

               A termination due to death or disability does not entitle the named executive officers to any future payments or benefits beyond those described above that are not generally available to salaried employees, except for a higher level of life insurance - four times for CEO and three times salary for other officers versus 1.5 times salary for all other employees.

               CIC agreements providing severance and other benefits apply to all named executive officers except Mr. Ryan. These CIC benefits are provided upon a CIC and Termination Event as described on pages 32-34. The table below provides the incremental benefits available upon a CIC and Termination Event as of December 31, 2006. The table does not include payments and benefits described above that are provided in the event of an ordinary termination of employment, involuntary termination or retirement.

Name and Principal Position	Cash Severance Payment (1)	Acceleration of Equity Awards (2)	SERP and Welfare Benefit Value (3)	Excise Tax Gross Ups (4)	Reduction to IRC 208(G) Limit (5)	Total Payments under a CIC
Robert H. Young President and CEO	$2,628,896	$ 0	$440,896	$ 0	$ 0	$3,069,792
Pamela J. Keefe Vice President, Chief Financial Officer, and Treasurer	237,500	23,550	115,579	0	0	376,629
Joan F. Gamble Vice President - Strategic Change and Business Services	547,956	61,345	105,985	228,275	0	943,561
Joseph M. Kraus Senior Vice President - Operations, Engineering, and Customer Service	1,094,761	92,483	334,835	0	(92,118)	1,429,961
Dale A. Rocheleau Senior Vice President for Legal and Public Affairs, and Corporate Secretary	288,070	92,483	288,107	0	0	668,660
Edmund F. Ryan Acting Chief Financial Officer *
* Mr. Ryan served in this capacity from October 2005 to June 2006 and was not eligible to participate.
(1)

Equals five-year average W-2 wages (reduced for stock options exercised in the prior two years) times severance multiplier of 2.99 for Messrs. Young, Kraus and Ms. Gamble and 1.00 for Mr. Rocheleau and Ms. Keefe.

(2)

Performance shares (including reinvested dividends) valued at the closing stock price of $23.55 on December 29, 2006 were assumed to be paid at target based for the pro-rata portion of the cycle through which executives have already worked at the time of the CIC.

(3)

These incremental benefits are described on page 46 and are intended to be reasonable compensation for the executive officer's commitment to provide consulting services as required by the Company for one year post-termination and refraining from working in competition with, or for a competitor of the Company, for one year post-termination. To the extent that these benefits exceed reasonable compensation for the post-termination consulting services and non-compete agreement, the benefits may be reduced or additional tax gross-ups may apply in accordance with the conditional tax gross-up provision described in note (5) below.

The following standard actuarial assumptions were used to calculate the incremental SERP benefit values:

Discount rate	5.95%
Mortality (post-retirement only)	RP-2000 mortality table projected to 2010
Benefit commencement and payment form

If eligible for early retirement, lump sum payable upon termination (Mr. Young only), otherwise single life annuity payable at the earliest unreduced retirement age (62 for Mr. Kraus and Ms. Gamble, and 65 for Ms. Keefe and Mr. Rocheleau)

The Health and Welfare benefit values reflecting three years continued participation were estimated at three times the current cost of coverage.
(4)

Upon a CIC, employees may be subject to certain excise taxes under Section 280G of the Internal Revenue Code. The Company has agreed to reimburse the affected employees for those excise taxes as well as any income and excise taxes payable by the executive as a result of any reimbursements for the 280G excise taxes. The amounts in the table are based on a 280G excise tax rate of 20%, 35% federal marginal income tax rate and Vermont State tax rate of 9.5%.

(5)

There is a conditional gross-up for excise tax on the termination payments under Section 4999 of the Internal Revenue Code only in circumstances where the CIC benefits are over the IRC Section 280(G) limits by more than 10%. If CIC benefits are between 100% and 110% of the IRC Section 280(G) limits, the total CIC benefit is reduced to 100% of the IRC Section 280(G) limit.

By Order of the Board of Directors ROBERT H. YOUNG President and Chief Executive Officer

It is important that proxies be voted promptly. Stockholders who do not expect to attend in person are urged to vote either (a) by casting your vote electronically at the Website listed on your proxy card, (b) vote by telephone, or (c) by signing, dating and returning the accompanying proxy card in the enclosed envelope, which requires no postage if mailed in the United States.

Schedule A

CENTRAL VERMONT PUBLIC SERVICE CORPORATION CONSOLIDATED
AUDIT COMMITTEE CHARTER

I. Purpose
The Audit Committee (or 'Committee') of the Board of Directors (or 'Board') of Central Vermont Public Service Corporation and its wholly owned subsidiaries (or 'Company') assists the Board in fulfilling its responsibilities in overseeing: (i) the Company's systems of internal controls regarding finance, accounting, legal compliance and ethical behavior; (ii) the Company's auditing, accounting and financial reporting processes generally; (iii) the integrity of the Company's financial statements and other financial information provided by the Company to its stockholders, the public and others; (iv) the Company's compliance with legal and regulatory requirements; (v) the independent auditor's qualifications and independence; and (vi) the performance of the Company's internal auditors and independent auditors. Consistent with these functions, the Committee will encourage continuous improvement of, and foster adherence to, the Company's policies, procedures and practices at all levels. The Committee also provides an open avenue of communication among the independent auditors, the internal auditors, financial and senior management, and the Board.

II. Authority
In performing its oversight responsibilities the Committee shall have authority over Central Vermont Public Service Corporation and its wholly owned subsidiaries.

III. Organization
The Committee shall be comprised of three or more directors as determined by the Board, each of whom shall satisfy the independence, financial literacy and experience requirements as defined by all applicable rules and regulations. At least one member of the Committee shall be a "financial expert" in compliance with criteria established by the Securities and Exchange Commission (SEC) and other relevant regulations.

Committee members shall be elected by the Board at the annual organizational meeting of the Board on the recommendation of the Corporate Governance Committee; members shall serve until their successors shall be duly elected and qualified. The Committee's chairperson shall be designated by the full Board or, if it does not do so, the Committee members shall elect a chairperson by vote of a majority of the full Committee.

The Committee may form and delegate authority to subcommittees when appropriate.

IV. Meetings
The Committee will meet six times per year, or more frequently as circumstances require. The Committee shall require members of management, the financial department, the internal auditors, the independent auditors and others to attend meetings and to provide pertinent information, as necessary. As part of its job to foster open communications, the Committee shall meet in separate executive sessions at least quarterly with management, the internal auditors and the independent auditors to discuss any matters that the Committee (or any of these groups) believes should be discussed privately. Each regularly scheduled meeting shall conclude with an executive session of the Committee, as needed, and on such terms and conditions as the Committee may elect.

V. Responsibilities and Duties
The Committee shall consult with management but shall not delegate the responsibilities outlined herein. In performing its oversight responsibilities the Committee shall:

With respect to the independent auditors:

  Have sole authority and responsibility for the selection, evaluation and appointment of the independent auditors, including pre-approval of all audit engagement fees and terms and all non-audit engagements with the independent auditors.
  Review the performance of the independent auditors and remove the independent auditors if circumstances warrant.
  Oversee the work of the independent auditors for the purpose of preparing or issuing an audit report or related work.
  Oversee the resolution of disagreements between management and the independent auditors in the event that they arise.
  Consider whether the independent auditor's performance of permissible non-audit services is compatible with auditor's independence.
  At least annually, obtain and review a report from the independent auditors describing (i) the independent auditors' internal quality control procedures, (ii) any material issues raised by the most recent internal quality control review, peer review, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditors, and any steps taken to deal with any such issues, and (iii) all relationships with the Company.
  Review all reports required to be submitted by the independent auditors to the Committee under Section 10A of the Securities Exchange Act of 1934.

With respect to financial information and reporting:

  Review and discuss with management and the independent auditors, the Company's annual audited financial statements and quarterly financial statements (including disclosures made in "Management's Discussion and Analysis of Financial Condition and Results of Operations") prior to submission to stockholders, any governmental body, any stock exchange or the public.
  Discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, relating to the conduct of the audit.
  Recommend to the Board, if appropriate, that the annual audited financial statements be included in the Company's annual report on Form 10-K for filing with the SEC.
  Review with management and the independent auditors financial accounting policies, significant reporting issues and other matters related to the Company's financial statements as required by applicable rules and regulations.
  Review the quarterly earnings press release with management prior to release.
  Discuss with management (in general terms) financial information and earnings guidance provided to analysts and rating agencies.
  Prepare the report required by the SEC to be included in the Company's annual proxy statement and any other Committee reports required by applicable securities laws or stock exchange listing requirements or rules.

With respect to the internal auditors and internal controls:

  Consider and review with the independent auditors and the internal auditors, the adequacy of the Company's internal control structure and systems, and the procedures designed to ensure compliance with laws and regulations.
  Review and advise on the selection or removal of the internal auditors (refers to outsourcing firm and/or internal audit director).
  Periodically review any significant difficulties, disagreements with management, or scope restrictions encountered by the internal auditors in the course of their work.

With respect to other matters:

  Monitor the appropriate standards adopted as a code of conduct for the Company (Corporate Ethics and Conflicts of Interest Policy) and review with management the results of the Company's monitoring compliance with such standards and its compliance policies.
  Review and approve (i) any change in the Company's code of business conduct and ethics for directors or executive officers, and (ii) any disclosure made on Form 8-K regarding such change. Review and approve (i) any waiver in the Company's code of business conduct and ethics for directors or executive officers, and (ii) any disclosure made on Form 8-K regarding such waiver.
  Report regularly to the Board.
  Discuss policies with respect to risk assessment and risk management, including the Company's major financial and accounting risk exposures and the steps management has undertaken to control them.
  Perform an annual self-assessment relative to the Committee's purpose, duties and responsibilities outlined herein, including an assessment of the adequacy of this Charter.
  Perform any other activities consistent with this Charter, the Company's By-laws and governing law as the Committee or the Board deems necessary or appropriate.
  Recommend to the Board guidelines regarding the Company's hiring of employees or former employees of the independent auditors who were engaged on the Company's account.

VI. Resources

The Committee shall have the authority to retain independent legal, accounting and other consultants to advise the Committee. The Committee may request any officer or employee of the Company or the Company's outside counsel or independent auditors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. The Committee shall determine the extent of funding necessary for payment of compensation to the independent auditors for purpose of rendering or issuing the annual audit report and to any independent legal, accounting and other consultants retained to advise the Committee.

Effective: May 2, 2000
Reviewed and Amended: February 25, 2007

DIRECTIONS TO THE PARAMOUNT THEATRE

From Route 7 (North):
Travel south on US 7, pass through intersection of US 4 and US 7, travel one (1) block to West Street (Business District) - turn right, travel down hill to set of traffic lights at intersection of West Street and Wales Street. Transit Center parking is located midway in next block on left. Exit Transit Center on foot through Center Street exits, Paramount Theatre is directly across from exit doors.

From Route 7 (South):
Travel north on US 7, pass through intersection of US 4 and US 7, travel two (2) miles to West Street (Business District) - turn left, travel down hill to set of traffic lights at intersection of West Street and Wales Street. Transit Center parking is located midway in next block on left. Exit Transit Center on foot through Center Street exits, Paramount Theatre is directly across from exit doors.

From the New York City Area Via New York State Thruway:
New York State Thruway north past exit 24 - Albany, NY. I-87 (Northway) north to exit 20, turn left off exit ramp and travel through town of Queensbury, NY. Turn right onto Route 149 east to Fort Ann, NY. Turn left at intersection of Routes 149 and 4. Travel on Route 4 into Vermont to end of Interstate - intersection of Route 7, turn left onto Route 7 north and follow directions from Route 7 (South) above.

From the Boston Area:
Interstate 93 to just north of Concord, NH. Exit onto Interstate 89 north and follow to exit 1 (US 4/Rutland) in Vermont. Follow US 4 to intersection of Route 7 turn left onto Route 7 south traveling one block to West Street and follow directions From Route 7 (North) above.

Via Interstate 95:
I-95 (Connecticut Turnpike) north to Interstate 91. Travel on I-91 just north of Bellows Falls, VT to exit 6 (Rutland). Follow Route 103 to Route 7 north and follow directions From Route 7 (South) above.

ANNUAL MEETING OF STOCKHOLDERS OF

CENTRAL VERMONT PUBLIC SERVICE CORPORATION

May 1, 2007

PROXY VOTING INSTRUCTIONS

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 p.m. Eastern Time the day before the meeting date.

MAIL - Date, sign, and mail your proxy card in the envelope
provided as soon as possible.
                                                     - OR -

TELEPHONE - Call toll-free 1-800-PROXIES
(1-800-776-9437) from any touch-tone telephone and follow
the instructions. Have your proxy card available when you call.
                                                     - OR -

INTERNET - Access "www.voteproxy.com" and follow the
on-screen instructions. Have your proxy card available when
you access the web page.

COMPANY NUMBER ACCOUNT NUMBER
Electronic Distribution

If you would like to receive the Company's future proxy statements and annual reports electronically, please visit www.amstock.com. Click on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select Receive Company Mailings via E-mail and provide your e-mail address.

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE LISTED NOMINEES AND "FOR" ITEM 2.
PLEASE SIGN, DATE, AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [ X ]

1. Election of Directors:

2. Ratification of the appointment of Deloitte & Touche LLP as independent registered public accountants for fiscal year ending
    December 31, 2007.

     [     ] FOR       [     ] AGAINST       [     ] ABSTAIN

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. If any such other business is presented for action at the meeting, it is the intention of the Proxies to vote all such matters in accordance with their best judgment.

This proxy when properly executed will be voted in the manner indicated herein by the undersigned stockholders. If no direction is made, this proxy will be voted FOR Item 1 and 2.

NOMINEES:
[ ] FOR ALL NOMINEES [ ] WITHHOLD AUTHORITY FOR ALL NOMINEES [ ] FOR ALL EXCEPT (See instructions below)	[ ] Bruce M. Lisman [ ] Janice L. Scites [ ] William J. Stenger
INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the
box at right and indicate your new address in the address
space above. Please note that changes in the registered
name(s) on the account may not be submitted via this method.

[ ]

Signature of Stockholder:                                                Date:                            Signature of Stockholder:                                                Date:

Note:  Please sign exactly as your name(s) appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If the signer is a partnership, please sign in partnership name by authorized person.

YOUR VOTE IS IMPORTANT

Whether or not you expect to attend the Annual Meeting, your vote is important. If voting by mail, please mark, date, sign, and return the attached proxy card in the accompanying envelope. NO postage is required if mailed in the United States. You may also vote toll-free over the telephone or through the Internet. You may later revoke your proxy and vote in person.

If you return the proxy card but do not specify a manner of voting, the proxy will be voted "FOR" Item 1 and "FOR" Item 2.

Internet Delivery of Proxy Material Available

Registered stockholders can elect to receive the Company's future proxy materials, including the annual report, via the Internet. To elect this method of delivery, simply follow the instruction on the reverse side. Stockholders who make this election will be notified by American Stock Transfer & Trust Company via E-mail when the materials are available. You will not be mailed a printed copy of the materials.

Stockholders who do not elect and consent to Internet delivery will continue to be mailed the printed copy of the annual report, proxy statement, and proxy card.

CENTRAL VERMONT PUBLIC SERVICE CORPORATION

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints ROBERT G. CLARKE, WILLIAM R. SAYRE, and DOUGLAS J. WACEK as proxies, each with the power to act alone and with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of Common Stock of Central Vermont Public Service Corporation held of record by the undersigned on February 23, 2007 at the Annual Meeting of Stockholders to be held May 1, 2007 and at any and all adjournments thereof. The proxies are authorized to vote in their discretion upon such other business as may properly come before the Meeting and any and all adjournments thereof.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)
COMMENTS: